UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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MICHAEL KORS HOLDINGS LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MICHAEL KORS HOLDINGS LIMITED
John D. Idol
Chairman and Chief Executive Officer

June 19, 2018

Dear Shareholder:

You are cordially invited to attend the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of Michael Kors Holdings Limited, to be held at 10:00 a.m., local time, on August 1, 2018, at Baker & McKenzie LLP, 100 New Bridge Street, London, 6JA EC4V. Information concerning the matters to be considered and voted upon at the Annual Meeting is set out in the attached Notice of 2018 Annual Meeting of Shareholders and proxy statement.

Looking back, fiscal 2018 was an exciting year for Michael Kors Holdings Limited, as we established a strong foundation to support the future growth of our Company. With our acquisition of Jimmy Choo, we formed a global fashion luxury group, bringing together two industry leaders in style and trend with a focus on runway collections and fashion design.

For the Michael Kors brand, fiscal 2018 marked the first year of our Runway 2020 strategic growth plan. We were extremely pleased with our performance this year, achieving full year operating results that were better than anticipated. Foundational to this success was the innovative and elevated product that Michael and our design teams delivered. Importantly, the enhanced focus on our luxury heritage is increasing excitement and desire for the Michael Kors brand globally.

Similarly, Jimmy Choo’s fashion leadership and 20 year track record of growth is the result of the creative direction of Sandra Choi and her design team. They have a deep knowledge of craftsmanship and the creative vision to set fashion trends. We remain committed to building on the fashion luxury leadership of Jimmy Choo.

Fiscal 2018 was a pivotal year for Michael Kors Holdings Limited, and we are proud of the results we delivered. We look forward to building on this momentum in fiscal 2019, and are on track to meet our long-term targets for both our brands as we continue to lead in fashion innovation, deliver glamorous, engaging brand communications and provide an exceptional customer experience at both Michael Kors and Jimmy Choo. We will also continue to explore opportunities for additional luxury acquisitions that complement our existing portfolio. Overall, we believe that we are well-positioned to deliver long-term growth and enhance shareholder value.

Thank you for your continued support. We look forward to seeing you at our 2018 Annual Meeting.

Sincerely,
John D. Idol
Chairman and Chief Executive Officer

33 KINGSWAY LONDON WC2B 6UF

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
Notice is hereby given that the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of Michael Kors Holdings Limited, a British Virgin Islands corporation (the “Company”), will be held at Baker & McKenzie LLP, 100 New Bridge Street, London, 6JA EC4V, on August 1, 2018 at 10:00 a.m., local time, for the following purposes:

1.	To elect three Class I directors for a three-year term and until the election and qualification of their respective successors in office;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 30, 2019;

3.	To hold a non-binding advisory vote on executive compensation (“say on pay”);

4.	To consider and vote upon the shareholder proposal set forth in the proxy statement entitled “Renewable Energy Resolution,” if properly presented at the Annual Meeting; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on June 1, 2018 as the record date for the Annual Meeting (the “Record Date”), and only holders of record of ordinary shares of the Company at such time will be entitled to notice of or to vote at the Annual Meeting or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the proxy statement for the Annual Meeting. On or about June 19, 2018, we intend to mail to our shareholders of record as of the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the proxy statement and a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (the “2018 Annual Report”). The Notice also provides instructions on how to vote online and on how to receive a paper copy of the proxy materials by mail.
Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on August 1, 2018
The Notice, proxy statement and the 2018 Annual Report are available at www.proxyvote.com.
YOUR VOTE IS IMPORANT
Based on current New York Stock Exchange rules your broker will NOT be able to vote your ordinary shares with respect to the election of directors (Proposal No. 1), the say on pay vote (Proposal No. 3) or the Renewable Energy Resolution (Proposal No. 4) if you have not provided instructions to your broker. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder.

If you are a shareholder of record as of the Record Date, you will be admitted to the meeting upon presenting a form of photo identification. If you own ordinary shares beneficially through a bank, broker or otherwise, you will be admitted to the meeting upon presenting a form of photo identification and proof of share ownership or a valid proxy signed by the record holder. A recent brokerage statement or a letter from a bank or broker are examples of proof of share ownership for this purpose.
Regardless of whether or not you plan to attend the Annual Meeting, please follow the instructions you received to authorize a proxy to vote your ordinary shares as soon as possible to ensure that your ordinary shares are represented at the Annual Meeting. Any shareholder that decides to attend the Annual Meeting in person may, if so desired, revoke their prior proxy by voting their ordinary shares at the Annual Meeting.
By order of the Board of Directors,
Claire Harries Ogle
Senior Legal Counsel, EMEA &
Corporate Secretary
London, United Kingdom
June 19, 2018

MICHAEL KORS HOLDINGS LIMITED

PROXY STATEMENT

2018 Annual Meeting of Shareholders
Wednesday, August 1, 2018
GENERAL INFORMATION
This proxy statement is being provided to solicit proxies on behalf of the Board of Directors (the “Board of Directors” or the “Board”) of Michael Kors Holdings Limited (the “Company,” “Michael Kors,” “we,” “our” or “us”) for use at the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, August 1, 2018, at 10:00 a.m., local time, at Baker & McKenzie LLP, 100 New Bridge Street, London, 6JA EC4V, and any adjournment or postponement thereof. We expect to first make this proxy statement available, together with a copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (the “2018 Annual Report”), to shareholders on or about June 19, 2018.
Internet Availability of Proxy Materials
We have elected to provide access to our proxy materials over the Internet in accordance with the rules adopted by the U.S. Securities and Exchange Commission (the “SEC”). Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our shareholders of record as of the close of business on June 1, 2018 (the “Record Date”). All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or to request to receive a printed copy of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. You will not receive a printed copy of the proxy materials unless you request one in the manner set forth in the Notice. This permits us to conserve natural resources and reduces our printing costs, while giving shareholders a convenient and efficient way to access our proxy materials and vote their ordinary shares.
We intend to mail the Notice on or about June 19, 2018 to all shareholders of record entitled to vote at the Annual Meeting as of the close of business on the Record Date. On that same date, we will also mail a printed copy of this proxy statement, our 2018 Annual Report and form of proxy to certain shareholders who had previously requested printed copies.
Who May Vote
Only holders of record of our ordinary shares at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 150,030,718 ordinary shares were issued and outstanding. Each ordinary share is entitled to one vote at the Annual Meeting.
What Constitutes a Quorum
Shareholders may not take action at the Annual Meeting unless there is a quorum present at the meeting. A meeting of shareholders is duly constituted, and a quorum is present, if, at the commencement of the meeting, there are present in person or by proxy not less than 50% of the votes of the shares entitled to vote on resolutions of shareholders to be considered at the meeting. Abstentions and broker non-votes (as described below) will be included in the calculation of the number of shares considered to be present at the meeting for quorum purposes.

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Broker Non-Votes and Abstentions
Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote their shares. An abstention occurs when a shareholder withholds such shareholder’s vote by checking the “ABSTAIN” box on the proxy card, or similarly elects to abstain via Internet or telephone voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) and such broker non-votes are counted as shares entitled to vote on such proposal. Based on current New York Stock Exchange (“NYSE”) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal No. 1), the say on pay vote (Proposal No. 3) or the Renewable Energy Resolution (Proposal No. 4) if you have not provided instructions to your broker. In the absence of voting instructions, broker non-votes will not be counted as entitled to vote on Proposals No. 1, 3 or 4 and will not affect the outcome of these matters, assuming a quorum is obtained. We strongly encourage you to provide instructions to your broker to vote your ordinary shares and exercise your right as a shareholder. Abstentions are treated as shares that are entitled to vote and will have the same effect as a vote “AGAINST” a proposal.
Vote Required
Proposal No. 1 (Election of Directors): Under applicable British Virgin Islands law and our Amended and Restated Memorandum and Articles of Association (our “Memorandum”), directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and voted, if a quorum is present. Our Memorandum does not provide for cumulative voting. Under our Corporate Governance Guidelines, a director nominee, running uncontested, who receives more “AGAINST” than “FOR” votes is required to tender his or her resignation for consideration by the Governance and Nominating Committee. See “Corporate Governance—Director Nomination Process and Elections; Board Diversity.”
Proposal No. 2 (Auditor Ratification): The ratification of the appointment of Ernst & Young LLP, our proposed independent registered public accounting firm for the fiscal year ending March 30, 2019 (“Fiscal 2019”), requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, if a quorum is present.

Proposal No. 3 (Say on Pay): Our Board of Directors is seeking a non-binding advisory vote regarding the compensation of our named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. Under our Memorandum, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted is required to approve this resolution, if a quorum is present. The vote is non-binding and advisory in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results.

Proposal No. 4 (Renewable Energy Resolution): If properly presented at the Annual Meeting and assuming a quorum is present, the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted is required to approve the Renewable Energy Resolution as described in this proxy statement.

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Voting Process and Revocation of Proxies
If you are a shareholder of record, there are three ways to vote by proxy:

•
By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions in the Notice or, if you received your proxy materials by mail, by following the instructions on the proxy card. You will need to enter your control number, which is a 16-digit number located in a box on your proxy card that is included with your proxy materials. You can also vote by scanning the QR barcode on the Notice or proxy card. We encourage you to vote by Internet even if you received proxy materials in the mail.

•	By Telephone – You may vote and submit your proxy by calling (800) 690-6903 and providing your control number.

•
By Mail – If you received your proxy materials by mail or if you requested paper copies of the proxy materials, you can vote by mail by marking, dating, signing and returning the proxy card in the postage-paid envelope provided with the proxy materials.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Daylight Time on July 31, 2018. Submitting your proxy by any of these methods will not affect your ability to attend the Annual Meeting in-person and vote at the Annual Meeting.
If your ordinary shares are held in “street name,” meaning you are a beneficial owner with your shares held through a bank or brokerage firm, you will receive voting instructions from your bank or brokerage firm. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting will also be offered to shareholders owning shares through certain banks and brokers.
The Company will retain an independent tabulator to receive and tabulate the proxies.
If you submit proxy voting instructions and direct how your shares will be voted, the individuals named as proxies will vote your shares in the manner you indicate. If you submit proxy voting instructions but do not direct how your shares will be voted, the individuals named as proxies will vote your shares:
“FOR” the election of the three Class I nominees for director (Proposal No. 1);
“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2019 (Proposal No. 2);
“FOR” the compensation of our named executive officers (Proposal No. 3); and
"AGAINST" the Renewable Energy Resolution (Proposal No. 4).
It is not expected that any other matters will be brought before the Annual Meeting. If, however, other matters are properly presented, the individuals named as proxies will vote in accordance with their discretion with respect to such matters.
A shareholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by:

•	attending the Annual Meeting and voting in person;

3 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

•	voting by Internet or telephone (only the last vote cast by each shareholder of record will be counted), provided that the shareholder does so before 11:59 p.m. Eastern Daylight Time on July 31, 2018;

•
delivering a written notice, at the address given below, bearing a date later than that indicated on the proxy card or the date you voted by Internet or telephone, but prior to the date of the Annual Meeting, stating that the proxy is revoked; or

•	signing and delivering a subsequently dated proxy card prior to the vote at the Annual Meeting.
You should send any written notice or new proxy card to Michael Kors Holdings Limited, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717. If you are a shareholder of record you may request a new proxy card by calling the Company at its principal executive office in London at (44) 207 632 8600.

Any shareholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the ordinary shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting. Your last vote, prior to or at the Annual Meeting, is the vote that will be counted.
Attendance at the Annual Meeting
Only shareholders or their legal proxy holders are invited to attend the Annual Meeting. To be admitted to the Annual Meeting, you will need a form of photo identification (such as a driver’s license or passport), and if you hold your ordinary shares in street name you must also bring valid proof of ownership of your ordinary shares or a valid legal proxy. If you are a shareholder of record, you will be admitted to the Annual Meeting only if we are able to verify your shareholder status by checking your name against the list of registered shareholders on the Record Date. If you hold your ordinary shares in street name through a bank or brokerage firm, a brokerage statement reflecting your ownership as of the Record Date or a letter from a bank or broker is sufficient proof of ownership to be admitted to the Annual Meeting.
No cameras, recording equipment, electronic devices or large bags, briefcases or packages will be permitted in the Annual Meeting. Attendees may be asked to pass through security prior to entering the Annual Meeting.
The Company encourages members of its Board of Directors to attend the Annual Meeting. Representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm, may also attend the Annual Meeting along with certain members of management of the Company and outside counsel.
Electronic Delivery of Proxy Materials and Annual Report
The Notice, proxy statement and the 2018 Annual Report are available at www.proxyvote.com. In the future, instead of receiving copies of the Notice of Internet Availability of Proxy Materials, proxy statement and the annual report in the mail, shareholders may elect to view the proxy materials for the annual meeting on the Internet or to receive proxy materials for the annual meeting by e-mail. The Notice will provide you with instructions regarding how to view our proxy materials over the Internet and how to instruct us to send future proxy materials to you by e-mail. Receiving your proxy materials online permits the Company to conserve natural resources and saves the Company the cost of producing and mailing documents to your home or business, while giving you an automatic link to the proxy voting site.

4 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

If you are a shareholder of record with ordinary shares registered in your own name, you may enroll in electronic delivery service by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.astfinancial.com. If you hold your shares in street name through a bank or brokerage firm, check the information provided to you by your bank or broker or contact your bank or broker for information on electronic delivery service.

Householding
The SEC permits companies to send a single Notice, and for those shareholders that elect to receive a paper copy of proxy materials in the mail, one copy of this proxy statement, together with our 2018 Annual Report, to any household at which two or more shareholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This “householding” process reduces the volume of duplicate information and reduces printing and mailing expenses. If you are a shareholder of record with ordinary shares registered in your own name and you are interested in consenting to the delivery of a single notice or proxy statement and annual report to your household, you may do so by contacting American Stock Transfer & Trust Company, our transfer agent, at (800) 937-5449, or by following the instructions on their website at www.astfinancial.com. If your household has multiple accounts holding our ordinary shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, the 2018 Annual Report or this proxy statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or verbal request. You may decide at any time to revoke your decision to receive a single copy of the proxy materials for your household, and thereby receive multiple copies of the proxy materials by contacting our transfer agent, if you are a record holder, or your broker, if you hold your ordinary shares in street name.
Solicitation of Proxies
We will pay the cost of soliciting proxies for the Annual Meeting. We will reimburse brokers, fiduciaries, custodians and other nominees for their costs in forwarding proxy materials to beneficial owners of our ordinary shares. Solicitation may be undertaken by written or electronic mail, telephone, personal contact, facsimile or other similar means by our directors, officers and employees without additional compensation.

5 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Board Composition
Our Board of Directors consists of nine members. Our Memorandum provides that our Board of Directors must be composed of between one and twelve members. The number of directors is determined from time to time by a resolution of the directors. John D. Idol serves as the Chairman of our Board of Directors. He has primary responsibility for providing leadership and guidance to our Board and for managing the affairs of our Board. We have appointed Michael Kors as the Honorary Chairman of our Board because he was one of our founders and the namesake behind the Michael Kors brand. Mr. Kors participates in Board meetings and deliberations in his capacity as a director.
Our Board of Directors is divided into three classes. Pursuant to our Memorandum, our directors are appointed at the annual meeting of shareholders for a period of three years, with each director serving until the third annual meeting of shareholders following his or her election. Upon the expiration of the term of a class of directors, directors in that class will be elected for three-year terms at the annual meeting of shareholders in the year of such expiration. Any additional directorships resulting from an increase in the number of directors or a vacancy will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of our directors.
M. William Benedetto, Stephen F. Reitman and Jean Tomlin are Class I directors and their term will expire on the date of the upcoming Annual Meeting. Accordingly, we are nominating Mr. Benedetto, Mr. Reitman and Ms. Tomlin for re-election at the Annual Meeting. If elected, each of them will serve as a Class I director until our annual meeting of shareholders in 2021 and until the election and qualification of their respective successors in office.
The following table lists each of our directors, their respective ages and positions and the class in which they serve as of the date of this proxy statement:

Name	Age	Position	Class	Term Expiring
Michael Kors	58	Honorary Chairman, Chief Creative Officer & Director	II	2019
John D. Idol	59	Chairman, Chief Executive Officer & Director	III	2020
M. William Benedetto	77	Lead Director	I	2018 Nominated for re-election
Robin Freestone	59	Director	III	2020
Judy Gibbons	61	Director	II	2019
Ann Korologos	76	Director	III	2020
Stephen F. Reitman	70	Director	I	2018 Nominated for re-election
Jane Thompson	46	Director	II	2019
Jean Tomlin	63	Director	I	2018 Nominated for re-election

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Director Nominees
Class I Director Nominees for Election at the 2018 Annual Meeting
Set forth below is a brief biography of each of our Class I directors being nominated for election at the Annual Meeting:

M. William Benedetto
Lead Director

Director since December 2011
Age: 77
Principal Occupation: Co-founder and retired chairman emeritus of The Benedetto Gartland Group
Board Committees: Audit Committee and Compensation and Talent Committee
Qualifications: Strong financial background; significant experience as an executive in the financial services industry; and prior public company board experience (including as audit committee and compensation committee chairman)
Mr. Benedetto is a co-founder and retired chairman emeritus of The Benedetto Gartland Group, a boutique investment bank founded in 1988 that specializes in raising equity capital for private equity firms and providing other investment banking services. From 1983 to 1988, Mr. Benedetto served as executive vice president, director and manager of Dean Witter Reynolds, Inc.’s Investment Banking Division. From 1980 to 1983, Mr. Benedetto served as head of corporate finance for Warburg, Paribas Becker, and previously Mr. Benedetto served as an executive in the financial services industry since 1978. Mr. Benedetto was lead director of Donna Karan International from 1996 to 2001 and chaired its audit and compensation committees. Mr. Benedetto was a member of the board of directors of Georgetown University, as well as the chairman of its board of regents until June 30, 2010, and is currently a director of FidelisCare, a non-for-profit healthcare insurance company.

Stephen F. Reitman

Director since December 2011
Age: 70
Principal Occupation: President of Reitmans (Canada) Limited
Board Committees: Audit Committee and Governance and Nominating Committee
Qualifications: Extensive experience as an executive in retail industry with in-depth industry knowledge and strong retail operations background

Mr. Reitman has been President of Reitmans (Canada) Limited, a specialty ladies’ wear retailer based in Canada, since June 2010, having previously served as Executive Vice President and Chief Operating Officer since 1984. Mr. Reitman also serves as a director of Reitmans (Canada) Limited.

7 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Jean Tomlin

Director since March 2013
Age: 63
Principal Occupation: Retired human resources executive
Board Committees: Compensation and Talent Committee (Chair) and Governance and Nominating Committee
Qualifications: Extensive management experience in human resources and unique insight into human resources matters
Ms. Tomlin served as Director of Human Resources of the London Organising Committee of the Olympic and Paralympic Games from 2006 through the end of March 2013. Previously, she was the Director of Human Resources of Marks & Spencer plc, a major British retailer. Ms. Tomlin also spent 15 years at Prudential plc and nine years at Ford Motor Company in the UK in various human resources management positions. Currently, Ms. Tomlin also serves as a director of J. Sainsbury plc, the UK’s third-largest food retailer and grocery store operator.
Our Board of Directors has no reason to believe that any of the nominees listed above would be unable to serve as a director of the Company. If, however, any nominee were to become unable to serve as a director, the proxy holders will have discretionary authority to vote for a substitute nominee.
Vote Required and Board Recommendation
If a quorum is present, directors are elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and voted. Ordinary shares that constitute broker non-votes are not considered entitled to vote on Proposal No. 1 and will not affect the outcome of this matter, assuming a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the election of the three Class I director nominees named above. Unless contrary voting instructions are provided, the persons named as proxies will vote “FOR” the election of M. William Benedetto, Stephen F. Reitman and Jean Tomlin to hold office as directors until the 2021 annual meeting of shareholders and until the election and qualification of their respective successors in office.
Continuing Directors
Class II Directors for Election at the 2019 Annual Meeting

Michael Kors
Honorary Chairman

Director since 2003
Age: 58
Principal Occupation: Chief Creative Officer of Michael Kors brand
Board Committees: None
Qualifications: Founder and namesake of Michael Kors brand; renowned, award winning designer with over 35 years of industry experience; and instrumental in developing the Michael Kors design, marketing and publicity strategy

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Mr. Kors studied fashion design at the Fashion Institute of Technology in Manhattan and in 1981 created what has become an enduring and iconic luxury lifestyle empire with a distinctive point of view and global reach. He held his first runway show in 1984 for the Michael Kors fall collection and he has successfully built our Company into a global luxury lifestyle brand. Mr. Kors has been the recipient of numerous industry awards, including the CFDA Womenswear Designer of the Year in 1999 and Menswear Designer of the Year in 2003. Amongst his other accolades, Mr. Kors has also been awarded The Accessories Council ACE Award for Designer of the Year in 2006 and Fashion Group International’s Star Honoree at its annual Night of Stars Awards in 2009. In 2010, the CFDA acknowledged Mr. Kors with their most prestigious honor, the Lifetime Achievement Award. He also received the Award of Courage from the American Foundation for AIDS Research (amfAR) in 2011. In addition to all of these accomplishments, from 1998 to 2004 Mr. Kors also served as creative director of Celine, the French luxury brand.
Judy Gibbons

Director since November 2012
Age: 61
Principal Occupation: Retired technology executive
Board Committees: Audit Committee and Governance and Nominating Committee
Qualifications: Over 25 years of experience as a business leader in technology sector with strong strategic and operational knowledge of digital media, e-commerce and technology
Ms. Gibbons was employed by Accel Partners in Europe as a venture partner and board member, focusing primarily on early stage equity investments across mobile applications, digital advertising, e-commerce and social media from 2005 until 2010. Prior to joining Accel Partners, Ms. Gibbons was Corporate Vice President at Microsoft where she spent ten years in international leadership roles in the company’s Internet division. Previously she has held senior positions at Apple Inc. and Hewlett Packard. Ms. Gibbons currently serves as a non-executive director of Hammerson plc, and Chairman of Which? Limited. She previously served as a director of Guardian Media Group plc.
Jane Thompson

Director since January 2015
Age: 46
Principal Occupation: Co-Founder and Director of The Fusion Labs
Board Committees: Audit Committee and Compensation and Talent Committee
Qualifications: Over 10 years of experience in e-commerce, digital marketing and technology with expertise in customer relationship management (CRM)
Ms. Thompson is currently Co-Founder and Director of The Fusion Labs, a UK-based digital marketing and e-commerce company, which operates a network of niche e-commerce sites. From 2007 to 2009, Ms. Thompson was Managing Director, International at IAC/InterActiveCorp, a leading interactive media and Internet company, and from 2003 to 2007, she held various senior roles at Match.com LLC, including as Senior Vice President and General Manager, North America. She also previously worked as a management consultant at Bain & Company in London. Ms. Thompson currently serves as a non-executive director of Pure Gym Ltd. and as a director of Listcorp.com. She holds a MBA from the Wharton School of the University of Pennsylvania.
Class III Directors for Election at the 2020 Annual Meeting

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John D. Idol
Chairman

Director since December 2003; Chairman since September 2011
Age: 59
Principal Occupation: Chief Executive Officer of Michael Kors Holdings Limited
Board Committees: None
Qualifications: CEO for over 14 years with intimate knowledge of our business operations and strategy; more than 30 years of experience in retail industry with extensive knowledge of sales and marketing, product development, operations, finance and strategy; and prior public company Chairman and CEO experience
Mr. Idol has been our Chief Executive Officer since December 2003. Previously, from July 2001 until July 2003, Mr. Idol served as Chairman and Chief Executive Officer and a director of Kasper ASL, Ltd., whose lines included the Anne Klein brand. Prior to that, from July 1997 until July 2001, Mr. Idol served as Chief Executive Officer and a director of Donna Karan International Inc. Prior thereto, from 1994 until 1997, Mr. Idol served as Ralph Lauren’s Group President and Chief Operating Officer of Product Licensing, Home Collection and Men’s Collection.
Robin Freestone

Director since November 2016
Age: 59
Principal Occupation: Retired Chief Financial Officer
Board Committees: Audit Committee (Chair) and Compensation and Talent Committee
Qualifications: Esteemed FTSE 100 executive with significant experience across a broad array of international businesses, including as chief financial officer
Mr. Freestone was Chief Financial Officer of Pearson Plc, from 2006 through August 2015, having previously served as Deputy Chief Financial Officer since 2004. Prior to that, he held a number of senior financial positions at Amersham plc from 2000 to 2004, Henkel Chemicals UK Ltd from 1995 to 2000 and ICI/Zeneca Agrochemicals Ltd (now Syngenta) from 1985 to 1995. He began his financial and accounting career at Touche Ross (now Deloitte). Mr. Freestone also serves as a non-executive director of Smith and Nephew plc and moneysupermarket.com.
Ann Korologos

Director since March 2013
Age: 76
Principal Occupation: Former U.S. Secretary of Labor; Chairman Emeritus of The Aspen Institute
Board Committees: Governance and Nominating Committee (Chair) and Compensation and Talent Committee
Qualifications: Significant knowledge and experience in the areas of international markets, marketing, regulatory and government affairs, policy making and corporate governance; and seasoned public company board member

10 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Ms. Korologos is a former U.S. Secretary of Labor. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and previously served as the Chairman of the Board of Trustees of the RAND Corporation from April 2004 to April 2009. Ms. Korologos has significant public company board experience and currently serves as a director of Host Hotels & Resorts, Inc. She previously served on the boards of AMR Corporation (and its subsidiary, American Airlines), Kellogg Company, Harman International Industries, Inc. and Vulcan Materials Company.

CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines, which are available on the Investor Relations page of our website at www.michaelkors.com and in print to any shareholder who requests a copy from our Corporate Secretary. The Corporate Governance Guidelines set forth our corporate governance principles and reflect the governance rules of NYSE listed companies, and address, among other governance matters, Board composition and responsibilities, committees, director compensation, Board and committee self-appraisals, CEO compensation and executive succession planning.
Code of Business Conduct and Ethics
We have a Code of Business Conduct and Ethics, which is applicable to all of our directors, officers and employees, including our CEO and CFO. A copy of our Code of Business Conduct and Ethics is available on the Investor Relations page of our website at www.michaelkors.com and in print to any shareholder who requests a copy from our Corporate Secretary. Our Code of Business Conduct and Ethics reflects our commitment to a culture of honesty, integrity and accountability and outlines the basic principles and policies with which all of our directors, officers and employees are expected to comply. We proactively promote ethical behavior and encourage our directors, officers and employees to report violations of the Code of Business Conduct and Ethics, unethical behavior or other concerns either directly to a supervisor, the Human Resources Department or the Legal Department or through an anonymous toll-free telephone hotline. We also expect all of our employees (including our executive officers) and our directors to promptly report any potential relationships, actions or transactions, including those involving immediate family members, that reasonably could be expected to give rise to a conflict of interest to our General Counsel, Chief Human Resources Officer and Head of Internal Audit, in the case of potential conflicts involving an executive officer or director, or to the employee’s supervisor or a representative of our Human Resources Department, in the case of potential conflicts involving any other employee. If we amend or waive the Code of Business Conduct and Ethics with respect to any of our directors or our CEO or CFO, we will promptly disclose such amendment or waiver as required by applicable law and the NYSE and will post such amendment or waiver on the Investor Relations page of our website referenced above.

11 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Independence of Board
A majority of our directors and each member of our Audit Committee, Compensation and Talent Committee and Governance and Nominating Committee are required to be “independent” within the meaning of the NYSE listing standards and the guidelines for director independence set forth in our Corporate Governance Guidelines. The Governance and Nominating Committee reviews the independence of all members of the Board for purposes of determining which Board members are deemed independent and which are not. The Governance and Nominating Committee and our Board of Directors affirmatively determined that M. William Benedetto, Robin Freestone, Judy Gibbons, Ann Korologos, Stephen F. Reitman, Jane Thompson and Jean Tomlin are each independent.
Committees of the Board
Our Board of Directors has three standing committees: an Audit Committee, a Compensation and Talent Committee and a Governance and Nominating Committee. The following table sets forth the current members of each committee:

	Audit Committee	Compensation and Talent Committee	Governance and Nominating Committee
M. William Benedetto L
Robin Freestone
Judy Gibbons
Ann Korologos
Stephen F. Reitman
Jane Thompson
Jean Tomlin
_______________________________
Chairperson Member Financial Expert Lead Director L

Audit Committee
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to: (i) the accounting and financial reporting processes of the Company and the related internal controls, including the integrity of the financial statements and other financial information of the Company; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; (iv) the audit of the Company’s financial statements; (v) the performance of the Company’s internal audit function and the independent auditor; and (vi) such other matters mandated by applicable law or NYSE rules.
In carrying out these responsibilities, the Audit Committee, among other things:

•	Selects, determines compensation of, evaluates and, where appropriate, replaces the independent auditor;

•	Approves all audit engagement fees and terms and all non-audit engagements with the independent auditor;

•	Evaluates annually the performance of the independent auditor and the lead audit partner;

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•	Reviews annual audited and quarterly unaudited financial statements with management and the independent auditor;

•	Reviews reports and recommendations of the independent auditor;

•
Reviews the scope and plan of work to be done by the internal audit group and annually reviews the performance of the internal audit group and the appointment, replacement and compensation of the person responsible for the Company’s internal audit function;

•	Reviews management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditor’s related attestation;

•	Oversees the Company’s risk assessment and risk management policies, procedures and practices;

•	Establishes procedures for receiving and responding to complaints regarding accounting, internal accounting controls or auditing matters;

•	Reviews, and if appropriate, approves related person transactions; and

•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Audit Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.
The Board of Directors has determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE rules, and that each member of the Audit Committee is financially literate. Furthermore, the Board of Directors has determined that each of Messrs. Benedetto and Freestone is an “audit committee financial expert” under the rules of the SEC implementing Section 407 of the Sarbanes-Oxley Act of 2002.
Compensation and Talent Committee
The Compensation and Talent Committee has direct responsibility for the compensation of the Company’s executive officers, including the CEO, and for the Company’s incentive compensation and equity-based plans.
In carrying out these responsibilities, the Compensation and Talent Committee, among other things:

•	Reviews the Company’s compensation strategy to ensure it is appropriate;

•
Reviews and approves the corporate goals and objectives of the Company’s Chief Creative Officer and CEO, evaluates the performance of these executives in light of those goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determines and approves their compensation level, perquisites and other benefits based on this evaluation;

•	Recommends and sets appropriate compensation levels for the Company’s named executive officers;

•	Evaluates the potential risks associated with the Company’s compensation policies and practices;

•
Reviews, evaluates and makes recommendations to the Board with respect to incentive compensation plans, equity-based plans and director compensation, and is primarily responsible for setting performance targets under annual cash incentive and long-term incentive compensation plans, and certifying the achievement level of any such performance targets;

•
Reviews our annual equity share usage rate and aggregate long-term incentive grant value on a regular basis to ensure that the dilutive and earnings impact of equity compensation remains appropriate, affordable and competitive;

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•	Reviews the Company’s programs relating to diversity and inclusion, leadership and talent development;

•	Reviews the Company’s global HR strategy and strategic priorities;

•	Retains (or terminates) consultants to assist in the evaluation of director and executive officer compensation;

•
Reviews executive compensation-related regulatory developments and industry wide compensation practices and general market trends in order to ensure compliance with law and assess the adequacy and competitiveness of the Company’s compensation programs; and

•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Compensation and Talent Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.
Compensation Committee Interlocks and Insider Participation
No person who served as a member of our Compensation and Talent Committee during Fiscal 2018 has served as one of our officers or employees or has any relationship requiring disclosure under Item 404 of Regulation S-K of the Securities Act of 1933, as amended (the “Securities Act”).
None of our executive officers serves as a member of the board of directors or as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board or our Compensation and Talent Committee.
Governance and Nominating Committee
The purpose of the Governance and Nominating Committee is to perform, or assist the Board in performing, the duties of the Board relating to: (i) identification and nomination of directors; (ii) areas of corporate governance; (iii) succession planning for the CEO and other members of senior management; (iv) annual performance evaluations of the Board and the committees of the Board; and (v) the other duties and responsibilities set forth in its charter.

In carrying out these responsibilities, the Governance and Nominating Committee, among other things:

•	Reviews Board and committee composition and size;

•	Identifies candidates qualified to serve as directors;

•	Assists the Board in determining whether individual directors have material relationships with the Company that may interfere with their independence;

•	Establishes procedures for the Governance and Nominating Committee to exercise oversight of the evaluation of senior management;

•	Reviews and discusses management succession and makes recommendations to the Board with respect to potential successors to the CEO and other members of senior management;

•	Reviews and assesses the adequacy of the Company’s Corporate Governance Guidelines;

•	Reviews policies and practices of the Company and monitors compliance in the areas of corporate governance; and

•	Evaluates its own performance annually and reports regularly to the Board.
A complete copy of the Governance and Nominating Committee Charter is available on the Investor Relations page of our website at www.michaelkors.com.
Board and Committee Meeting Attendance

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Our Board of Directors held five meetings and each of the Audit Committee, the Compensation and Talent Committee and the Governance and Nominating Committee held four meetings in Fiscal 2018. During Fiscal 2018, each of our directors attended at least 75% of the total number of meetings of our Board of Directors, and each attended at least 75% of the total number of meetings of each committee of our Board of Directors on which such director served. All of our non-employee directors are invited to attend all committee meetings. The Board of Directors and its committees also act from time to time by written consent in lieu of meetings. Directors are encouraged (but not required) to attend our annual meeting of shareholders. John D. Idol, M. William Benedetto, Robin Freestone, Judy Gibbons, Stephen F. Reitman, Jane Thompson and Jean Tomlin attended our annual meeting of shareholders held in 2017.
Executive Sessions
Pursuant to our Corporate Governance Guidelines, the Board is required to meet at least quarterly in executive session without management directors or any members of management, whether or not they are directors, present. Our Lead Director, M. William Benedetto, presides over executive sessions of the Board of Directors.
Director Nomination Process and Elections; Board Diversity
The Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to become members of the Board in a manner consistent with the criteria approved by the Board. The Corporate Governance Guidelines set forth qualifications and criteria for our directors. The Board of Directors seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. We do not have a formal policy on diversity, but the Governance and Nominating Committee and the Board will assess an individual’s independence, diversity, age, skills and experience in the context of the needs of the Board.
The Governance and Nominating Committee will consider candidates recommended by our officers and directors, including our Chairman and CEO, employees and others. In addition, the Governance and Nominating Committee may engage third-party search firms to identify qualified director candidates. When identifying and evaluating candidates, the Governance and Nominating Committee determines whether there are any evolving needs of the Board that require an expert in a particular field. The Chair of the Governance and Nominating Committee and some or all of the members of the Board of Directors (including the Chairman and CEO) will interview potential candidates that the Governance and Nominating Committee deems appropriate. The Governance and Nominating Committee will listen to feedback received from those directors that had the opportunity to meet with the potential candidate. If the Governance and Nominating Committee deems appropriate, it will recommend the nomination of the candidate to the full Board for approval.
The Governance and Nominating Committee will also consider candidates proposed by shareholders of the Company and all candidates will be evaluated in the same manner regardless of the source of such nomination so long as shareholder nominations are properly submitted to us. Shareholders wishing to recommend persons for consideration by the Governance and Nominating Committee as nominees for election to the Board must do so in accordance with the procedures set forth in “Proposals of Shareholders for the 2019 Annual Meeting” and in compliance with our Memorandum.

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In accordance with the Memorandum, directors must be elected by the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the meeting and voted. In the event an incumbent director fails to receive a simple majority of the votes in an uncontested election, such incumbent director is required to tender a resignation letter in accordance with the Company’s Corporate Governance Guidelines. The Governance and Nominating Committee will then make a recommendation to the Board as to whether to accept or reject the resignation or whether such other action should be taken. The Board will act on the resignation, taking into account the Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the resignation within 90 days following certification of the election results.
The Governance and Nominating Committee, in making its recommendation, may consider any factors and other information that it considers appropriate and relevant, including, without limitation, the stated reasons why shareholders voted “against” such director, the director’s length of service and qualifications, the director’s contributions to the Company, compliance with applicable NYSE rules and listing standards and the Corporate Governance Guidelines. The incumbent director will remain active and engage in Board activities while the Governance and Nominating Committee and the Board decide whether to accept or reject such resignation or take other action, but the incumbent director will not participate in deliberations by the Governance and Nominating Committee or the Board regarding whether to accept or reject the director’s resignation.
Board Leadership Structure; Lead Independent Director
John D. Idol, our CEO, has been the Chairman of our Board of Directors since shortly before our initial public offering in December 2011 (the “IPO”). The Board believes that the Company can most effectively execute its business plans and strategy and drive value for shareholders if Mr. Idol, who has intimate knowledge of our business operations and strategy and extensive experience in the retail industry, serves the combined role of Chairman and CEO. A combined Chairman and CEO serves as a bridge between the Board and management, and provides our Board and Company with unified leadership. The Board believes that Mr. Idol’s unified leadership enables us to better communicate our vision and strategy clearly and consistently across our organization and to customers and shareholders.
M. William Benedetto serves as Lead Director in order to provide for strong and independent leadership on the Board. As Lead Director, Mr. Benedetto: (i) presides at meetings of the Board in the absence of, or upon the request of, the Chairman, including executive sessions of the non-management directors; (ii) serves as principal liaison to facilitate communications between the other directors and the Chairman, without inhibiting direct communications between the Chairman and the other directors; (iii) consults with the Chairman in the preparation of the annual Board meeting schedule and in determining the need for special meetings of the Board; (iv) suggests to the Chairman agenda items for meetings of the Board and approves the agenda as well as the substance and timeliness of information sent to the Board; (v) calls meetings of the non-management directors when necessary and appropriate; (vi) leads the evaluation process and provides feedback to the CEO in consultation with the Chair of the Compensation and Talent Committee; (vii) serves as the liaison to shareholders who request direct communications with the Board; (viii) performs such other duties as the Board may from time to time delegate; and (ix) assists in optimizing the effectiveness of the Board and ensures that it operates independently of management.

In addition to the active and independent leadership that the Lead Director brings to the Board, the independent chairs of each of our standing committees provide leadership for matters under the jurisdiction of their respective committees.

16 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Risk Oversight
Management is responsible for understanding and managing the risks that we face in our business, and the Board of Directors is responsible for overseeing management’s overall approach to risk management. The Board has an active role, as a whole and also at the committee level, in overseeing management of our risks to ensure our risk management policies are consistent with our corporate strategy. The Board regularly reviews the major strategic, operational, financial and legal risks facing the Company as well as potential options for mitigating these risks. The Company’s independent and internal auditors and other relevant third parties work with senior management (and in connection with their oversight responsibility, the Board and its committees) to ensure that enterprise-wide risk management is incorporated into the Company’s business and strategy.
The Board has delegated to its committees responsibility for elements of the Company’s risk management program that relate specifically to matters within the scope of such committee’s duties and responsibilities. The Audit Committee is responsible for the oversight of accounting, auditing and financial-related risks. The Compensation and Talent Committee periodically reviews the various design elements of our compensation program to determine whether any of its aspects encourage excessive or inappropriate risk-taking. See “Compensation and Talent Committee Risk Assessment.” The Governance and Nominating Committee manages risks associated with the independence of the Board, compliance by the Company with corporate governance policies and rules and succession planning for the CEO and other members of senior management. The Compensation and Talent Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about those risks. The Company believes that the Board and its committees provide appropriate risk oversight of the Company's business activities and strategic initiatives.
Communications with the Board and the Audit Committee
Shareholders and interested parties may contact any of the Company’s directors, including the Chairman, the non-management directors as a group, the Lead Director, the chair of any committee of the Board of Directors or any committee of the Board by writing them as follows:
Michael Kors Holdings Limited
33 Kingsway
London, United Kingdom
WC2B 6UF
Attn: Corporate Secretary
Concerns relating to accounting, internal controls or auditing matters should be communicated to the Company through the Corporate Secretary and such matters will be handled in accordance with the procedures established by the Audit Committee. Any concerns may be reported anonymously.

Required Certifications
The Company has filed with the SEC, as an exhibit to its most recently filed Annual Report on Form 10-K, the certifications of its Chief Executive Officer and Chief Financial Officer required under the Sarbanes-Oxley Act of 2002. The Company has also timely submitted to the NYSE the Section 303A Annual CEO Certification for the fiscal year ended April 1, 2017 (“Fiscal 2017”), and such certification was submitted without any qualifications.

17 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Executive Officers
The following table sets forth information regarding each of our executive officers as of the date of this proxy statement:

Name	Age	Position
Michael Kors(1)	58	Honorary Chairman & Chief Creative Officer
John D. Idol(2)	59	Chairman & Chief Executive Officer
Thomas J. Edwards, Jr.	53	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer
Krista A. McDonough	38	Senior Vice President, General Counsel
Pascale Meyran	58	Senior Vice President, Chief Human Resources Officer
Cathy Marie Robinson	50	Senior Vice President, Corporate Strategy & Chief Operations Officer
__________________________________________

(1)	Biographical information regarding Mr. Kors is set forth under “Proposal No. 1 Election of Directors—Continuing Directors—Class II Directors for Election at the 2019 Annual Meeting.”

(2)	Biographical information regarding Mr. Idol is set forth under “Proposal No. 1 Election of Directors—Continuing Directors—Class III Directors for Election at the 2020 Annual Meeting.”
Thomas J. Edwards, Jr. is the Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer of Michael Kors and has been with the Company since April 2017. Previously, Mr. Edwards served as Executive Vice President and Chief Financial Officer of Brinker International, Inc. Prior to that, he held numerous positions within finance at Wyndham Worldwide from 2007 to 2015, including having served as Executive Vice President and Chief Financial Officer of the Wyndham Hotel Group from March 2013 to March 2015. Mr. Edwards has also held a number of financial and operational leadership positions in the consumer goods industry, including as Vice President, Consumer Innovation and Marketing Services at Kraft Foods and Vice President, Finance at Nabisco Food Service Company.
Krista A. McDonough is the Senior Vice President, General Counsel of Michael Kors. She assumed this role in October 2016 and has been with the Company since August 2011 in various legal roles, including, most recently, as Deputy General Counsel. Prior to joining Michael Kors, Ms. McDonough was an attorney in the corporate department of Paul, Weiss, Rifkind, Wharton and Garrison LLP, where she specialized in capital markets and securities law, from 2005 to 2011.
Pascale Meyran is the Senior Vice President, Chief Human Resources Officer of Michael Kors and has been with the Company since September 2014. Previously, Ms. Meyran was at S.C. Johnson & Son, where she held the position of Senior Vice President of Global Human Resources from 2010 until she joined the Company. Prior to her 20-year tenure at S.C. Johnson & Son, Ms. Meyran worked in a variety of human resources functions at General Electric.
Cathy Marie Robinson is the Senior Vice President, Corporate Strategy and Chief Operations Officer of Michael Kors and has been with the Company since May 2014 (joining as Senior Vice President, Global Operations). Previously from 2012 to 2014, Ms. Robinson was Senior Vice President, Chief Logistics Officer at ToysRUs, and from 2010 to 2012, Ms. Robinson was Senior Vice President, Supply, Logistics and Customer Experience at The Great Atlantic & Pacific Tea Company (A&P). Prior to that, from 2006 to 2010, she was Senior Vice President, Supply Chain at Smart & Final Stores LLC. Ms. Robinson began her career as a United States Army Logistics Officer and also held various logistics and operations positions at Wal-Mart Stores, Inc.

18 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our ordinary shares as of June 1, 2018 by:

•	each person known to us to beneficially own more than five percent of our outstanding ordinary shares based solely on our review of SEC filings;

•	each of our named executive officers;

•	each of our directors; and

•	all directors and executive officers as a group.
Beneficial ownership is based upon 150,030,718 ordinary shares outstanding as of June 1, 2018, unless otherwise indicated in the footnotes to the table. In addition, ordinary shares issuable upon exercise of share options or other derivative securities that are exercisable currently or will become exercisable within 60 days of June 1, 2018 are deemed outstanding for purposes of computing the percentage of the person holding such options or other derivative securities, but are not deemed outstanding for purposes of computing the percentage owned by any other person. All of the ordinary shares listed in the table below are entitled to one vote per share and each of the persons described below has sole voting power and sole investment power with respect to the shares set forth opposite his, her or its name, except as otherwise noted. Unless otherwise indicated, the address of each executive officer named in the table below is c/o Michael Kors (USA), Inc., 11 West 42nd Street, New York, New York U.S.A. 10036, and the address of each director named in the table below is 33 Kingsway, London, United Kingdom WC2B 6UF.

Beneficial Owner	Ordinary Shares Beneficially Owned	Percent of Ordinary Shares Beneficially Owned
5% or More Shareholder
The Vanguard Group(1)	15,674,255	10.3%
BlackRock, Inc.(2)	10,594,555	7.0%
Named Executive Officers and Directors
Michael Kors(3)	5,352,614	3.6%
John D. Idol(4)	3,128,970	2.1%
Joseph B. Parsons(5)	49,012	*
Thomas J. Edwards, Jr.	12,091	*
Pascale Meyran(6)	46,618	*
Cathy Marie Robinson(7)	52,583	*
M. William Benedetto(8)	18,777	*
Robin Freestone(8)	5,444	*
Judy Gibbons(8)	20,348	*
Ann Korologos(8)	14,869	*
Stephen F. Reitman(8)	14,289	*
Jane Thompson(8)	10,475	*
Jean Tomlin(8)	11,471	*
All Executive Officers and Directors as a Group (14 persons)	8,760,992	6.0%
 _________________________________
* Represents beneficial ownership of less than one percent of the Company’s ordinary shares outstanding.

(1)
Based on Amendment No. 5 to the Schedule 13G filed with the SEC by The Vanguard Group (“Vanguard”) on February 8, 2018. The mailing address for Vanguard is 100 Vanguard Blvd, Malvern, Pennsylvania 19355. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 164,265 ordinary shares of the Company as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 126,478 ordinary shares of the Company as a result of its serving as investment manager of Australian investment offerings. Vanguard may be deemed to have sole voting power with respect to 215,011 ordinary shares and shared voting power with respect to 30,832 ordinary shares. Vanguard may be deemed to have sole dispositive power with respect to 15,433,355 ordinary shares and shared dispositive power with respect to 240,900 ordinary shares.

19 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

(2)
Based on Amendment No. 4 to the Schedule 13G filed with the SEC by BlackRock, Inc. (“BlackRock”) on January 30, 2018. The mailing address for BlackRock is 55 East 52nd Street, New York, New York 10022. BlackRock may be deemed to have sole voting power with respect to 9,145,084 ordinary shares and sole dispositive power with respect to 10,594,555 ordinary shares.

(3)
This amount includes the following securities held directly by Mr. Kors: (i) 649,086 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2018 and (ii) 17,928 unvested restricted share units that will become vested within 60 days of June 1, 2018. This amount also includes 95,000 ordinary shares held by the Kors LePere Foundation and the following securities held by Mr. Kors’ spouse: (x) 221,660 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2018 and (y) 9,296 unvested restricted share units that will become vested within 60 days of June 1, 2018. Mr. Kors may be deemed to have shared voting and dispositive power over the ordinary shares and other equity interests held by the Kors LePere Foundation and by his spouse, and therefore, may be deemed to have beneficial ownership over such ordinary shares and other equity interests.

(4)
This amount includes the following securities held by Mr. Idol: (i) 996,012 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2018 and (ii) 17,928 unvested restricted share units that will become vested within 60 days of June 1, 2018. This amount also includes 95,000 ordinary shares held by the Idol Family Foundation and 1,600,000 ordinary shares held by certain grantor retained annuity trusts (“GRATs”) established by Mr. Idol (as grantor) for the benefit of his children. Mr. Idol is not the trustee of the GRATs. Mr. Idol may be deemed to have shared voting and dispositive power over the ordinary shares held by the Idol Family Foundation and by the GRATs, and therefore, may be deemed to have beneficial ownership over such ordinary shares.

(5)	Based on information available to us.

(6)
This amount includes the following securities held by Ms. Meyran: (i) 28,506 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2018 and (ii) 9,845 unvested restricted share units that will become vested within 60 days of June 1, 2018.

(7)
This amount includes the following securities held by Ms. Robinson: (i) 16,537 options to purchase ordinary shares that are vested and exercisable or will become vested and exercisable within 60 days of June 1, 2018 and (ii) 9,201 unvested restricted share units that will become vested within 60 days of June 1, 2018.

(8)	This amount includes 4,115 restricted share units that will vest at the annual meeting of shareholders to be held on August 1, 2018.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than 10% of our ordinary shares to file initial reports of ownership and reports of changes in ownership of our ordinary shares with the SEC. To our knowledge, based solely on our review of the copies of the Section 16(a) reports furnished to us during and with respect to Fiscal 2018 and representations from certain reporting persons, we believe that all reportable transactions during such fiscal year were reported on a timely basis.

Securities Trading Policy and Hedging
Our named executive officers, directors and certain other employees and related parties are prohibited from trading in Company shares during certain prescribed blackout periods that typically begin two weeks prior to the end of each fiscal quarter and end two days after the public release of our quarterly earnings announcement. We also prohibit all of our employees and directors from engaging in buying stock of the Company on margin, short sales, buying or selling puts, calls, options or other derivatives or engaging in hedging transactions in respect of securities of the Company.

20 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Shareholders Agreement
On July 11, 2011, we entered into a Shareholders Agreement (the “Shareholders Agreement”) with certain of our pre-IPO shareholders, including Michael Kors, our Honorary Chairman and Chief Creative Officer, and John D. Idol, our Chairman and Chief Executive Officer. The Shareholders Agreement contains certain registration rights described below which have remained operative since our IPO.
If we propose to register any of our shares under the Securities Act either for our own account or for the account of others, we must give prompt notice to each of Messrs. Kors and Idol of our intent to do so and the number and class of shares to be registered, and each such shareholder will have piggyback registration rights and will be entitled to include any part of his registrable securities in such registration, subject to certain exceptions.
In addition, if we are eligible to use a shelf registration statement on Form S-3 or Form F-3 in connection with a secondary public offering of our ordinary shares, then, if Messrs. Kors and Idol either individually or together as a group, hold at least 4% of the ordinary shares that were outstanding as of the date of the Shareholders Agreement, they will be entitled to unlimited demand registrations, subject to certain limitations, including, among others, that such shareholders must propose to sell registrable securities at an aggregate price to the public (net of any underwriters’ discounts or commissions) of at least $20,000,000. Following the filing of a shelf registration statement on Form S-3 or F-3, the holders of a majority of the registrable securities included therein may initiate a shelf take-down offering, and we must use our reasonable best efforts to effect an amendment or supplement to such shelf registration statement for such offering.

The registration rights described above are subject to customary limitations and exceptions, including our right to withdraw or defer a registration in certain circumstances and certain cutbacks by the underwriters if marketing factors require a limitation on the number of shares to be underwritten in a proposed offering.
In connection with the potential registrations described above, we have agreed to indemnify Messrs. Kors and Idol against certain liabilities. In addition, we will bear all fees, costs and expenses associated with such registrations, excluding underwriting discounts and commissions and similar brokers’ fees, transfer taxes and certain costs of more than one counsel for all of the selling shareholders in an offering.
Other Relationships
Lance LePere is the Executive Vice President, Creative Director—Women’s Design of Michael Kors (USA), Inc. Mr. LePere is the spouse of Michael Kors, our Honorary Chairman and Chief Creative Officer. In Fiscal 2018, Mr. LePere’s total compensation (including equity compensation) was approximately $1.308 million.
We entered into Aircraft Time Sharing Agreements with each of Michael Kors and John D. Idol on December 12, 2014 and November 24, 2014, respectively, relating to each such executive’s personal use of the Company-owned aircraft. Pursuant to these Aircraft Time Sharing Agreements, each of Messrs. Kors and Idol are permitted to use the Company aircraft with flight crew for personal purposes at no charge to the executive, except that the executive is required to reimburse the Company for the incremental costs associated with using the Company-owned aircraft for personal purposes. During Fiscal 2018, Michael Kors did not use the Company aircraft for personal purposes, and as a result, no

21 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

incremental costs associated with the aircraft were paid or payable to the Company by him. In Fiscal 2018, John D. Idol did use the Company aircraft for personal purposes; however, the incremental costs associated with the aircraft paid or payable to the Company by Mr. Idol were de minimis. See “Executive Compensation—Summary Compensation Table—All Other Compensation.”

Related Person Transactions Policies and Procedures
We have adopted a written Related Person Transactions Policy (the “Related Person Policy”), which sets forth our policy with respect to the review, approval and ratification of certain related party transactions by our Audit Committee. In accordance with the Related Person Policy, our Audit Committee has overall responsibility for the implementation of, and compliance with, the Related Person Policy.
For the purposes of the Related Person Policy, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be a participant and in which any related party (as defined in the Related Person Policy) had, has or will have a direct or indirect material interest. A “related party transaction” does not include any employment relationship or transaction involving an executive officer and any related compensation resulting solely from that employment relationship that has been reviewed and approved by our Board of Directors or Compensation and Talent Committee.
The Related Person Policy requires that notice of a proposed related party transaction be provided to our Legal Department prior to entering into such transaction. If our Legal Department determines that such transaction is a related party transaction, the proposed transaction will be submitted to our Audit Committee for consideration at its next meeting. Under the Related Person Policy, our Audit Committee may approve only those related party transactions that are in, or are not inconsistent with, our best interests. In the event that we become aware of a related party transaction that has not been previously reviewed, approved or ratified under the Related Person Policy and that is ongoing or has been completed, the transaction will be submitted to the Audit Committee so that it may determine whether to ratify, rescind or terminate the related party transaction.
The Related Person Policy also provides that our Audit Committee will review certain previously approved or ratified related party transactions that are ongoing to determine whether the related party transaction remains in our best interests and the best interests of our shareholders. Additionally, we also make periodic inquiries of executive officers and directors with respect to any potential related party transaction of which they may be a party or of which they may be aware (including through annual director and officer questionnaires).
AUDIT COMMITTEE REPORT
The role of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to the accounting and financial reporting processes of the Company and the related internal controls. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements. The Company’s independent registered public accounting firm is responsible for auditing the consolidated financial statements and expressing an opinion on the fair presentation of those financial statements in conformity with accounting principles generally accepted in the United States, performing reviews of the unaudited quarterly financial statements and auditing and expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has the sole authority and responsibility to select, evaluate and, when appropriate, replace the Company’s independent registered public accounting firm.

22 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

During Fiscal 2018, the Audit Committee met and held discussions with management, the internal auditor and the independent registered public accounting firm and met independently as a committee. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has reviewed and discussed the consolidated financial statements as of and for the fiscal year ended March 31, 2018 with management and the independent registered public accounting firm. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company’s accounting principles, and such other matters as are required to be discussed with the Audit Committee. In addition, the Audit Committee reviewed and discussed with management and the independent registered public accounting firm the adequacy and effectiveness of the Company’s financial reporting procedures, disclosure controls and procedures, and internal control over financial reporting, including the respective reports of management and the independent registered public accounting firm on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by the standards established by the Public Company Accounting Oversight Board (United States) as well as the firm’s independence. In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management, internal audit group and independent registered public accounting firm.
In reliance on the reviews and discussions referred to above, and the receipt of the unqualified opinions from Ernst & Young LLP dated May 30, 2018, with respect to the consolidated financial statements of the Company as of and for the fiscal year ended March 31, 2018, and with respect to the effectiveness of the Company’s internal control over financial reporting, the Audit Committee recommended to the Board, and the Board has approved, that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018, for filing with the U.S. Securities and Exchange Commission.
Audit Committee

Robin Freestone (Chair)
M. William Benedetto
Judy Gibbons
Stephen F. Reitman
Jane Thompson

23 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Proposal
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries for the fiscal year ending March 30, 2019. EY has served as the Company’s independent registered public accounting firm since fiscal 2014. A resolution will be presented to our shareholders at the Annual Meeting to ratify EY’s appointment.
Independent Auditor Fees
The fees related to services rendered by EY for Fiscal 2017 and Fiscal 2018 were as follows (in thousands):

	Fiscal 2017 ($)	Fiscal 2018 ($)
Audit Fees	3,239	3,852
Audit-Related Fees	118	441
Tax Fees	—	60
All Other Fees	4	—
Audit Fees
Audit fees for Fiscal 2017 and Fiscal 2018 consist of fees related to the integrated audit of the consolidated financial statements of the Company, including quarterly reviews and statutory audits of foreign subsidiaries, accounting consultations and other audit services, including, relating to foreign acquisitions and restructurings. For Fiscal 2018, the fees included expanded audit procedures with respect to Jimmy Choo Group Limited and its subsidiaries (“Jimmy Choo”), including audit procedures associated with purchase accounting and the opening balance sheet of Jimmy Choo. Audit fees for Fiscal 2018 also included services performed in connection with the financing transaction (including comfort letters) as well as efforts related to the implementation of new accounting standards, general consultations and SEC reporting matters.
Audit-Related Fees
Audit-related fees for Fiscal 2017 consist of fees related to financial and tax due diligence and the transaction review conducted in connection with our acquisition of our licensee in Greater China. Audit-related fees for Fiscal 2018 consist of fees related to due diligence in connection with the Jimmy Choo acquisition.
Tax Fees
There were no tax services rendered by EY in Fiscal 2017. Tax fees for Fiscal 2018 consist of fees related to tax services in connection with transfer pricing matters.

24 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

All Other Fees
All other fees for Fiscal 2017 represents fees for EY’s online research tool. There were no other fees in Fiscal 2018.

Pre-Approval Policies and Procedures
It is the policy of the Audit Committee to pre-approve all services, audit and non-audit, to be provided to the Company by its independent registered public accounting firm. Under the policy, the Audit Committee is generally required to pre-approve the provision by the Company’s independent registered public accounting firm of specific audit, audit-related, tax and other non-audit services, subject to the fee limits established from time to time by the Audit Committee, as being consistent with auditor independence.
All services provided by EY as our independent registered public accounting firm for Fiscal 2017 and Fiscal 2018 were pre-approved by the Audit Committee.
Representatives of EY are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement and will be available to respond to appropriate shareholder questions.
Vote Required and Board Recommendation
Approval of this proposal requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. Ordinary shares that constitute broker non-votes are counted as shares entitled to vote on Proposal No. 2. Abstentions will have the same effect as a vote “AGAINST” this proposal.
Our Board of Directors unanimously recommends a vote “FOR” the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 30, 2019.

25 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis explains our compensation program as it pertains to our Honorary Chairman and Chief Creative Officer (CCO), our Chairman and Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and our two other most highly compensated executive officers (referred to collectively as our “named executive officers” or “NEOs”) in respect of Fiscal 2018 and includes a discussion of our compensation objectives and philosophy and the material elements of compensation earned by, awarded to or paid to our named executive officers in Fiscal 2018. This section also describes processes we use in reaching compensation decisions and is intended to amplify and provide context for understanding the amounts in the tabular disclosure that follows. For Fiscal 2018, our named executive officers were as follows:

Name	Position
Michael Kors	Honorary Chairman & Chief Creative Officer
John D. Idol	Chairman & Chief Executive Officer
Joseph B. Parsons(1)	Former Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer
Thomas J. Edwards, Jr.(1)	Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer
Pascale Meyran	Senior Vice President, Chief Human Resources Officer
Cathy Marie Robinson	Senior Vice President, Corporate Strategy & Chief Operations Officer
_________________________________

(1)
Mr. Edwards joined the Company as Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer on April 17, 2017. Mr. Parsons’ continued to serve as principal financial officer and principal accounting officer for purposes of the Company’s filings with the SEC through his retirement on August 1, 2017.

Executive Summary

Highlights for Fiscal 2018

Key Financial Results

Fiscal 2018 was an exciting year for our Company as we established a strong foundation to support our future growth. We ended the fiscal year significantly ahead of our expectations and overall our financial performance improved from the prior fiscal year.

Our key financial results are set forth below:

(in millions except per share data)	Fiscal 2018	Fiscal 2017
Total Revenue	4,718.6	4,493.7
Operating Income
As Reported	749.1	689.9
As Adjusted(1)	888.0(2)	900.4(3)
Net Income
As Reported	591.9	552.5
As Adjusted(1)	701.0(2)	712.1(3)
Diluted Earnings Per Share
As Reported	3.82	3.29
As Adjusted(1)	4.52(2)	4.24(3)

26 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

__________________

(1)
We use non-GAAP financial measures, among other things, to evaluate our operating performance and in order to represent the manner in which we conduct and view our business. We believe that excluding special items helps our management and investors compare operating performance based on our ongoing operations. While non-GAAP measures are useful supplemental measures in analyzing our results, they are not intended to replace, nor act as a substitute for, any amounts presented in our consolidated financial statements prepared in conformity with U.S. GAAP and may be different from non-GAAP measures reported by other companies. A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is set forth in Annex A of this proxy statement.

(2)
Adjusted to exclude long-lived asset impairments, restructuring charges, transaction costs, transition costs related to Jimmy Choo acquisition, inventory step-up adjustment and realized gain on derivative contract related to the acquisition of Jimmy Choo.

(3)	Adjusted to exclude non-cash impairment charges and transaction costs related to the Greater China acquisition.

Key Strategic Achievements

In Fiscal 2018, we executed on a number of key strategic and operating initiatives, which we believe sets the foundation for our long-term strategic growth plan, including:

•
Acquisition of Jimmy Choo — On November 1, 2017, we created a global fashion luxury group with our acquisition of Jimmy Choo, a leading global luxury accessories brand, whose core product offering of women’s luxury shoes is complemented by accessories, including handbags and small leather goods. Following the acquisition, we began investments in the Jimmy Choo brand to lay the foundation for accelerated long-term growth.

•	Michael Kors Runway 2020 — During Fiscal 2018, we made significant progress on the Michael Kors Runway 2020 strategic plan, including:

◦	Significantly increased the level of fashion innovation and luxury offerings across all product categories

◦	Deepened our connection with consumers and drove excitement and desire for the Michael Kors brand through:
Launch of KORSVIP loyalty program, with membership enrollment tracking well-ahead of our initial expectations, helping to grow our global database by 24% compared to last year

▪	Social media initiatives, ending the year with 41.5 million total followers, an increase of 14% compared to last year

▪
Michael Kors Collection runway show at New York Fashion Week, which was streamed online to over 14 million viewers, and drove more than 300 million impressions from our corresponding social media campaign

◦
Created an engaging and luxurious customer experience both online and in stores with the roll out of Kors Connect (a tool that provides sales associates with the ability to augment the in-store selection with products available online and in other Michael Kors locations) and by transitioning additional store locations to our new luxury concept

Key Compensation Decisions

Key decisions on Fiscal 2018 compensation made by the Compensation and Talent Committee were intended to align with our long-term strategic plan and include an appropriate balance of fixed and performance-based pay elements. Highlights of our Fiscal 2018 named executive officer compensation include:

•	None of our named executive officers received any increase in base salary in Fiscal 2018.

•	Cash incentives were paid to our named executive officers (excluding Messrs. Parsons and Edwards) at the maximum level.

27 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

•	One-time bonus payments were paid to our former and newly-hired Chief Financial Officer and Chief Operating Officer.

•	Messrs. Kors and Idol did not receive any long-term incentive awards in Fiscal 2018 as a result of Fiscal 2017 performance.

•	Our other named executive officers (excluding Mr. Parsons and Mr. Edwards) received long-term incentive awards consistent with our target grant guidelines.

In addition, on March 28, 2018, we entered into third amended and restated employment agreements with Messrs. Kors and Idol primarily to amend the performance goals and structure of the annual cash incentive in order to remove the provision that tied their respective cash incentives to a percentage of the Company’s EBITDA, and to instead provide that Messrs. Kors and Idol participate in the Cash Incentive Plan (as defined below) like our other named executive officers commencing in Fiscal 2019. These amended agreements help ensure that the annual cash incentive for Messrs. Kors and Idol is variable, at-risk and tied to the achievement of specific, measurable and sufficiently challenging short-term performance goals.

Key Components of Fiscal 2018 Compensation

Fiscal 2018 Compensation

Set forth below is Fiscal 2018 compensation information for each of our named executive officers as disclosed in the Summary Compensation Table and determined under SEC rules.

Name and Principal Position	Salary ($)	Bonus ($)	Share Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Michael Kors Honorary Chairman & Chief Creative Officer	1,000,000	—	—	—	6,500,000	105,642	7,605,642
John D. Idol Chairman & Chief Executive Officer	1,000,000	—	—	—	6,500,000	107,476	7,607,476
Joseph B. Parsons Former Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer	213,846	180,000	1,199,997	—	—	7,950	1,601,793
Thomas J. Edwards, Jr. Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer	575,000	600,000	2,999,987	—	—	54,843	4,229,830
Pascale Meyran Senior Vice President, Chief Human Resources Officer	500,000	—	1,199,997	300,005	250,000	11,574	2,261,576
Cathy Marie Robinson Senior Vice President, Corporate Strategy & Chief Operations Officer	500,000	—	1,199,997	300,005	250,000	7,950	2,257,952
See the Summary Compensation Table for accompanying notes.
Fiscal 2018 Compensation Decisions
Our executive compensation program is comprised of three principle elements: base salary, annual cash incentive and long-term equity incentive grants.

28 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Fiscal 2018 Base Salary
We pay our employees, including our named executive officers, a salary designed to provide a stable level of minimum compensation commensurate with the executive’s role, experience and duties. We believe competitive base salaries are necessary to attract and retain qualified, high-performing executives. On an annual basis, the Compensation and Talent Committee considers whether any increase in base salary is warranted with respect to each of the named executive officers. See “Elements of Executive Compensation—Fixed Compensation—Base Salary.” None of our named executive officers received an increase in base salary in Fiscal 2018.
Fiscal 2018 Annual Cash Incentive
Executives are eligible to earn annual cash incentive awards that are at-risk and based on the achievement of overall Company performance and/or divisional performance goals. Annual cash incentive awards are paid pursuant to an executive’s employment agreement or the executive cash incentive program (the “Cash Incentive Plan”), as applicable.
For Fiscal 2018, Michael Kors and John D. Idol did not participate in the Cash Incentive Plan. Each of them was eligible for an annual cash incentive award pursuant to the terms of their prior respective employment agreements which were in effect during the fiscal year equal to 1% of EBITDA (as defined in their prior employment agreements) up to a maximum of $1.5 million for the first six months of the fiscal year and up to $6.5 million for the full fiscal year performance period, reduced by the part-year cash incentive, if any. See “Executive Compensation—Employment Agreements with Our Named Executive Officers.” In Fiscal 2018, we achieved EBITDA of approximately $1.1 billion. Accordingly, each of Messrs. Kors and Idol earned their maximum annual cash incentive of $6.5 million for Fiscal 2018. The Compensation and Talent Committee believed that EBITDA was an appropriate performance metric for determining the annual cash incentive for Messrs. Kors and Idol under their prior employment agreements because it is a comprehensive indicator of our overall financial performance and cash flows and is aligned with the interests of our shareholders. We believe that linking Messrs. Kors and Idol’s annual cash incentive award to the Company’s EBITDA appropriately incentivized these executives to maintain a strong balance sheet and to protect the Company’s assets without requiring or encouraging excessive risk-taking because the cash incentive is capped at a maximum of $6.5 million. On March 28, 2018, we amended and restated the employment agreements for both Michael Kors and John D. Idol to, among other things, remove the cash incentive formula referenced above and instead provide that Messrs. Kors and Idol participate in the Cash Incentive Plan like the other named executive officers commencing in Fiscal 2019. For a further discussion of the terms of the amended and restated employment agreements for these executive officers, see “Executive Compensation—Employment Agreements with Our Named Executive Officers.”
Mr. Parsons and Mr. Edwards did not participate in the Cash Incentive Plan during Fiscal 2018. Mr. Parsons retired on August 1, 2017. In connection with Mr. Parsons’ continued services to the Company as he transitioned the roles of Chief Financial Officer and Chief Operating Officer to Mr. Edwards (who joined the Company on April 17, 2017 in anticipation of Mr. Parsons retirement), Mr. Parsons received a one-time special bonus of $180,000. In addition, pursuant to Mr. Edwards’ employment agreement entered into in connection with his commencement of employment with the Company, Mr. Edwards was entitled to his maximum cash incentive opportunity for Fiscal 2018 in the amount of $600,000.
At the beginning of Fiscal 2018, we engaged in a thorough process to develop an internal annual operating budget. In setting our operating budget, we considered our prior fiscal year actual results and, based on such results, projected anticipated revenues and expenses for Fiscal 2018 taking into account known strategic and operational initiatives as well as general industry trends that could impact

29 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

the business positively or negatively. Our internal operating budget is directly related to the guidance that we provide to investors at the beginning of the fiscal year. The Compensation and Talent Committee approves performance targets for annual cash incentives under the Cash Incentive Plan based on our target operating income as set forth in our internal annual operating budget. Upon the completion of the fiscal year, the Compensation and Talent Committee determines the extent, if at all, to which financial performance has been achieved against the pre-established targets and the degree of achievement, based on our final audited financial statements for such fiscal year, and, based on the degree of achievement, recommends that the Board approve annual cash incentives to our executive officers at the corresponding levels.
The corporate performance target under the Cash Incentive Plan was operating income. The Compensation and Talent Committee believes that operating income is an appropriate performance metric for the named executive officers that participated in the Cash Incentive Plan in Fiscal 2018 because these executives have the ability to control and impact expenses and capital expenditures. For Fiscal 2018, the target operating income goal under the Cash Incentive Plan was $695 million. Target operating income for Fiscal 2018 was set below both the target and actual operating income goal for Fiscal 2017 for a number of reasons, including: (i) our decision to strategically reduce full-price promotional activity in order to appropriately position the Michael Kors brand long-term, (ii) our previously announced plan to close between 100 and 125 of our Michael Kors branded full-price retail stores in order to improve the profitability of our Michael Kors retail store fleet in subsequent fiscal years, and (iii) anticipated ongoing challenges facing the retail industry generally that caused us to plan for a reduction in operating income as part of our annual internal operating budget. We believe this performance target was nonetheless rigorous without encouraging excessive risk taking because the target was aligned with our long-term strategy and external guidance, attainment of the corporate performance target at varying levels represents only 30% of the executive’s total annual cash incentive opportunity, and annual cash incentive payouts are capped at a percentage of the executive’s base salary. For Fiscal 2018, operating income, as adjusted in accordance with the terms of the Cash Incentive Plan, was $888.0 million (representing 120% attainment of the performance goal). Accordingly, each of Ms. Meyran and Ms. Robinson earned 30% of their respective maximum annual cash incentive opportunity.
Under the Cash Incentive Plan, the remaining 70% of the annual cash incentive opportunity for plan participants is based on the level of attainment of their respective divisional budgets because during Fiscal 2018 each named executive officer that participated in the Cash Incentive Plan was part of a division that constitutes a cost center. For each of these overhead departments, a target budget is set at the beginning of the fiscal year in connection with the setting of our overall internal operating budget. Pursuant to the terms of the Cash Incentive Plan, cash incentive awards are paid to these executives at target if the target budget is met but not exceeded, at stretch if the division’s total spend for the fiscal year is at least 3% but less than 6% below target, and at maximum if the division’s total spend for the fiscal year is at least 6% below target. Ms. Meyran and Ms. Robinson earned 70% of their respective maximum annual cash incentive opportunity by achieving savings as compared to their target budget as follows:

Named Executive Officer	% Savings v. Budget
Pascale Meyran	20%
Cathy Marie Robinson	6%
See “Elements of Executive Compensation—Performance-Based Compensation—Annual Cash Incentive—Cash Incentive Program.”

30 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Fiscal 2018 Long-Term Incentive Compensation
At the beginning of the fiscal year, the Compensation and Talent Committee goes through a rigorous goal setting process with each of Michael Kors and John D. Idol. Following the completion of the fiscal year, the level of achievement of these specific financial and strategic goals is the basis for which the Compensation and Talent Committee determines the amount of long-term incentive compensation, if any, to grant to Messrs. Kors and Idol, respectively. In Fiscal 2018, Messrs. Kors and Idol achieved specific key operational objectives as well as financial targets as set forth below:

Financial Performance Goal	Fiscal 2018 Target ($ in millions except share data)	Fiscal 2018 Actual ($ in millions except share data)
Revenue	4.4	4.7
Adjusted Operating Income(1)	739.0	888.0
Adjusted Net Income(1)	607.0	701.0
Adjusted Earnings Per Share(1)	3.97	4.52
Net Cash(2)	500.0	804.7
__________________
(1) A reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measure is set forth in Annex A of this proxy statement.

(2)	Refers to unused contractual availability under our credit facilty.
As a result, the Compensation and Talent Committee determined that Michael Kors and John D. Idol each earned long-term incentive awards to be granted in Fiscal 2019 based on performance in Fiscal 2018 with a grant date fair value of approximately $7,500,000.
The Summary Compensation Table for Fiscal 2018 does not reflect any long-term equity incentive award for Michael Kors or John D. Idol because SEC disclosure rules require that we only include the grant date fair values of share awards and option awards actually granted in the applicable fiscal year and neither of them received any long-term equity incentive awards in Fiscal 2018 in light of Fiscal 2017 performance. Thus, our long-term incentive awards made in Fiscal 2018 in respect of Fiscal 2017 performance are shown in the Fiscal 2018 line in the Summary Compensation Table (not the Fiscal 2017 line) and our long-term incentive awards made in Fiscal 2019 in respect of Fiscal 2018 performance are not shown in the Fiscal 2018 line in the Summary Compensation Table (but will appear in the Fiscal 2019 line in next year’s Summary Compensation Table for each of Mr. Kors and Mr. Idol). If the long-term incentive awards to Michael Kors and John D. Idol were shown in the performance year in respect of which the Compensation and Talent Committee actually attributes such awards, Mr. Kors’ and Mr. Idol’s total Fiscal 2018 compensation would have been as follows:

Name and Principal Position	Fiscal 2018(1)
Michael Kors Honorary Chairman & Chief Creative Officer	$15,105,642
John D. Idol Chairman & Chief Executive Officer	$15,107,476
__________________
(1) Amounts reported as total compensation in this column differ substantially from the amounts determined under SEC rules and reported as total compensation in the Summary Compensation Table for Fiscal 2018. This amount is not a substitute for total compensation. For more information on total compensation as calculated under SEC rules, see the narrative disclosure and footnotes accompanying the Summary Compensation Table included in this proxy statement.

31 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

The Compensation and Talent Committee also approved new long-term incentive awards for each of the other named executive officers in Fiscal 2018 as set forth in the table below. Unless otherwise noted, these long-term incentive awards were comprised 20% of share options, 40% of performance-based restricted share units and 40% of time-based restricted share units. For further details, see “—Elements of Executive Compensation—Performance-Based Compensation.” In determining the value of the long-term incentive grant to be awarded to these named executive officers, the Compensation and Talent Committee considered the performance and contributions and expected future contributions of these executive officers as well as an analysis (in consultation with the Compensation and Talent Committee’s independent compensation consultant Willis Towers Watson) of the long-term equity incentives and pay mix awarded to comparable senior executives at our selected competitors.

Named Executive Officer	Target LTI Value (Est. $)(1)
Joseph B. Parsons	2,000,000(2)
Thomas J. Edwards, Jr.	3,000,000(3)
Pascale Meyran	1,500,000
Cathy Marie Robinson	1,500,000
__________________

(1)
Reflects estimated target long-term incentive value. See “Executive Compensation—Summary Compensation Table” for the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions).

(2)
Reflects restricted share units that were granted to Mr. Parsons in exchange for his continued services to the Company as he transitioned the roles of Chief Financial Officer and Chief Operating Officer to Mr. Edwards in anticipation of his retirement. Mr. Parsons retired on August 1, 2017. Because Mr. Parsons was retirement eligible within the meaning of the Incentive Plan, these restricted share units continue to vest in equal installments over four years on the anniversary of the date of grant.

(3)
Pursuant to the terms of Mr. Edwards’ employment agreement entered into in connection with his commencement of employment with the Company, Mr. Edwards received restricted share units. These restricted share units vest in equal installments over four years on the anniversary of the date of grant.

Performance-Based Restricted Share Units
The Compensation and Talent Committee determined that the performance-based restricted share units (“PRSUs”) granted in fiscal 2016 for the performance period commencing on March 29, 2015 (the first day of fiscal 2016) and continuing through March 31, 2018 (the last day of Fiscal 2018) vested at 51.0% (interpolated between threshold and target) for such performance period for each of the named executive officers (other than Mr. Edwards) because cumulative adjusted net income for the three-year performance period ending on the last day of Fiscal 2018 was approximately $2.302 billion, representing 80.5% of the target performance goal as set forth in the table below.

Performance Level	Cumulative Adjusted Net Income for the Performance Period (in thousands)	% of Target Performance Goal Achieved	% of PRSUs That Will Become Vested On the Vesting Date
Threshold	$2,288,167	80%	50%
Target	$2,860,209	100%	100%
Maximum	$3,146,230	110%	150%

In addition, the Compensation and Talent Committee granted PRSUs in Fiscal 2018 to Ms. Meyran and Ms. Robinson for the performance period commencing on April 2, 2017 (the first day of Fiscal 2018) and continuing through March 30, 2019 (the last day of Fiscal 2019). The PRSUs granted in

32 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Fiscal 2018 will cliff vest after three years in June 2020 subject to achievement of pre-established cumulative performance goals for the performance period, subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible. 50% of the target number of shares subject to the award will vest based on the level of attainment of the adjusted operating margin rate financial metric and 50% of the target number of shares subject to the award will vest based on the level of attainment of the adjusted cash flow from operations financial metric as set forth below:

Performance Level	Cumulative Adjusted Operating Margin Rate for the Performance Period Weighted 50% (%)	Cumulative Adjusted Cash Flow from Operations for the Performance Period Weighted 50% (in millions)	% of PRSUs That Will Become Vested On the Vesting Date
Threshold	15.0	$1,220	50%
Target	15.5	$1,360	100%
Maximum	16.0	$1,500	150%
To the extent the applicable performance metric for the Company during the performance period exceeds the threshold level but is less than the target or maximum, the number of PRSUs that will become vested will be calculated using straight-line interpolation (rounded to the nearest whole percentage), as determined by the Compensation and Talent Committee in its sole discretion. To the extent that threshold is not attained with respect to the applicable performance target, no PRSUs will be earned or become vested and instead will be automatically forfeited.

The Compensation and Talent Committee changed the performance metric for the PRSUs in Fiscal 2018 in light of the persisting and negative retail trends that were affecting the industry to align vesting with financial indicators that measure the health and profitability of the business. The Compensation and Talent Committee believes that adjusted operating margin rate is an appropriate measure of Company performance since it is a measure of profitability, and that adjusted cash flow from operations is an appropriate measure of Company performance because it is a comprehensive indicator of the amount of cash that the Company generates, including the effects of our strategic and capital plans. Both metrics are aligned with measures often used by the investment community.

The Compensation and Talent Committee believes the target performance goals are sufficiently challenging without requiring or encouraging excessive risk-taking by our executives, and that using PRSUs further aligns the interests of our executives with our shareholders with respect to our long-term growth plan while simultaneously aiding in the retention of our key executives in a highly competitive market for talent.
Fiscal 2018 Annual Total Direct Compensation Mix
In Fiscal 2018, we continued to align executive compensation with the Company’s performance, with incentive-based compensation representing a significant portion of our executive compensation. Set forth below is the 2018 annual total direct compensation mix. These charts represent actual pay mix for Fiscal 2018 in the manner in which the Compensation and Talent Committee actually attributes compensation to the named executive officers and differs from the amounts set forth in the Summary Compensation Table. These charts exclude one-time special compensation.

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Executive Compensation Philosophy and Practices

What We Do	What We Don't Do
✓Pay for performance	✗ No hedging of company securities
✓ Share ownership guidelines	✗ No guaranteed salary increases
✓ Double trigger vesting	✗ No grants below fair market value
✓ Clawback policy	✗ No repricing without shareholder approval
✓ Review of share utilization	✗ No long-term incentive grants in severance
✓ Independent consultant	✗ No gross-up taxes
✓ Independent committee	✗ No excessive executive perquisites
Our executive compensation program reflects our philosophy of compensating our executives, including our named executive officers, in ways that are designed to achieve the following primary goals of:

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•	Aligning executives’ interests with those of our shareholders by making a meaningful portion of compensation tied to our financial performance and share price;

•
Balancing long and short-term focus so that our executives are incentivized to grow our business but also motivated to think long-term, with a significant portion of compensation in the form of equity awards;

•	Attracting, retaining and motivating senior management;

•	Promoting collaborative leadership behavior to maximize the achievement of our financial and strategic goals and objectives; and

•	Rewarding the unique performance, career histories, contributions and skill sets of each of our named executive officers.
Our primary business objective is to drive sustained increases in shareholder value through ongoing revenue and earnings growth. As such, our compensation structure is centered on a pay for performance philosophy, and this pay for performance focus is designed to align the interests of our executives and our shareholders, motivate our executives to achieve our targeted financial and other performance objectives, and reward them for their achievements when those objectives are met. With these principles in mind, we structure our compensation program as a competitive total pay package, which we believe allows us to attract, retain and motivate executives with the skills and knowledge we require and promote the stability of our management team, which we view as vital to the success of our business. In setting our named executive officer compensation levels, while we do compare our executive compensation to a group of selected competitors (as discussed below), we do not target any specific market percentile at our peers because our Compensation and Talent Committee believes that compensation of the named executive officers should reflect the overall financial performance of our Company.
Our business strategy and our compensation programs have been designed with these objectives in mind. To help achieve these objectives, a significant portion of our named executive officers’ compensation is at-risk and provided in the form of variable or performance-based compensation. We believe this is appropriate given our named executive officers’ abilities to influence our overall performance and execute our key growth strategies.
Results of 2017 Shareholder Advisory Vote
On August 3, 2017, at the 2017 annual meeting of shareholders, our say on pay proposal passed with approximately 93.8% of the votes cast in favor of our executive compensation program.

Establishing and Evaluating Executive Compensation
Role of the Compensation and Talent Committee and Our Chief Executive Officer
The Compensation and Talent Committee is responsible for reviewing and approving corporate goals and objectives relevant to the compensation of Michael Kors and John D. Idol, evaluating the performance of these executives in light of those goals and objectives and determining and approving Messrs. Kors’ and Idol’s compensation levels based on this evaluation. With respect to the compensation of our other named executive officers, the Compensation and Talent Committee reviews such executive officers’ compensation levels and makes recommendations to the full Board for approval. Mr. Idol also makes recommendations to the Compensation and Talent Committee with respect to the compensation levels of such named executive officers.

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In connection with recommending and setting appropriate compensation levels for our named executive officers, our Compensation and Talent Committee bases its decisions on a number of factors, including performance evaluations of our named executive officers, the experience, potential and nature and scope of responsibility of each executive officer, the terms of executive officer employment agreements, if applicable, and information provided to the Compensation and Talent Committee with respect to the compensation of our selected competitors, while also taking into account our performance, strategic goals and objectives and our articulated compensation strategy relative to that of our selected competitors.
Role of the Independent Compensation Consultant
In Fiscal 2018, the Compensation and Talent Committee engaged Willis Towers Watson as its independent compensation consultant. Willis Towers Watson provides the Compensation and Talent Committee with market data on executive compensation levels and practices at our selected competitors, advises the Compensation and Talent Committee on trends and best practices in the areas of executive compensation and governance, assists the Compensation and Talent Committee in its review and evaluation of our compensation policies and practices, reviews our compensation discussion and analysis, and also provides independent advice to our Compensation and Talent Committee on director compensation. Willis Towers Watson does not provide, and is prohibited from providing, other services to the Company or our management, except at the direction of the Compensation and Talent Committee. We do not have any other relationships with Willis Towers Watson, and the Compensation and Talent Committee has determined that Willis Towers Watson is independent and has no conflicts of interest with us. The Compensation and Talent Committee has the sole authority to retain or terminate advisers to the Compensation and Talent Committee that assist in the evaluation of the compensation of our named executive officers and our directors.
Market Data
One factor considered by the Compensation and Talent Committee and management in setting total compensation levels for our named executive officers is market data. Our Compensation and Talent Committee, on behalf of our Board and with the assistance of Willis Towers Watson, reviews compensation levels at select competitor companies of similar size and stage of development operating in the retail accessories and apparel and other related industries to better assess the range of compensation needed to attract, retain and motivate executive talent in our highly competitive industry and to inform and guide compensation decisions.
The Compensation and Talent Committee reviewed the compensation levels with respect to all direct pay elements, including salary, cash incentives and long-term equity incentives, at the following 17 companies with similar characteristics to us: namely, retail apparel and/or accessories companies, with a strong consumer brand, high profitability and comparable size (based on revenue, operating income and market capitalization):

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Abercrombie & Fitch Co.	Guess?, Inc.	Tapestry, Inc.

American Eagle Outfitters, Inc.	Hanesbrands Inc.	Tiffany & Co.

Ascena Retail Group Inc.	L Brands, Inc.	Under Armour, Inc.

Burberry Group	lululemon athletic inc.	Urban Outfitters Inc.

Footlocker Inc.	PVH Corp.	VF Corporation

Fossil Group, Inc.	Ralph Lauren Corporation
Elements of Executive Compensation
The principal components of named executive officer compensation include both fixed and variable (performance-based) elements, with a significant emphasis placed on performance-based compensation. A competitive, fixed level of compensation is designed to attract and retain highly talented and qualified executives. Performance-based compensation is designed to motivate and reward executives to achieve or exceed financial goals and align the interests of our executives with the interests of our shareholders. With respect to performance-based compensation, the amount of compensation that the executive ultimately earns or is paid varies based on our financial performance or our share price.
Fixed Compensation
Base Salary
Base salaries for our named executive officers are designed to provide a stable level of minimum compensation to our executives, commensurate with the executive’s role, experience and duties. On an annual basis, the Compensation and Talent Committee reviews several factors to determine whether any increase in base salary is warranted, including the performance of each named executive officer, the efforts each has taken on behalf of the Company and expected future contribution, the individual’s experience, responsibilities and performance, our expected financial performance and salaries of similarly situated executives of our selected competitors. None of our named executive officers received any increase in base salary in Fiscal 2018.

For Fiscal 2018, the base salaries of our named executive officers were as follows:

Named Executive Officer	Base Salary ($)
Michael Kors	1,000,000
John D. Idol	1,000,000
Joseph B. Parsons(1)	600,000
Thomas J. Edwards, Jr.	600,000
Pascale Meyran	500,000
Cathy Marie Robinson	500,000
__________________
(1) Retired on August 1, 2017.

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Performance-Based Compensation
Annual Cash Incentive
The second component of executive officer compensation is annual cash incentives based on Company and/or divisional financial performance. Tying a portion of total compensation to annual financial performance permits us to adjust the performance measures each year to reflect changing objectives and those that may be of special importance for a particular year. Through this program, we seek to provide an appropriate amount of short-term cash compensation that is variable, at-risk and tied to the achievement of specific and measurable short-term performance goals.
Cash Incentive Program
The Cash Incentive Plan is a component of the Michael Kors Holdings Limited Amended and Restated Omnibus Incentive Plan (the “Incentive Plan”), and is designed to encourage eligible employees, including our named executive officers, to achieve or exceed our pre-established annual financial performance goals. Pursuant to the Cash Incentive Plan, our named executive officers that participated in the Incentive Plan in Fiscal 2018 and certain other eligible employees may be awarded an annual cash incentive based 30% on corporate performance goals and 70% on divisional performance goals for each fiscal year. At the beginning of the fiscal year, we engage in a thorough process to develop an internal annual operating budget. In setting our operating budget, we consider our prior fiscal year actual results and, based on such results, project anticipated revenues and expenses for the fiscal year taking into account known strategic and operational initiatives as well as general industry trends that could impact the business positively or negatively. Our internal operating budget is directly related to the guidance that we provide to investors at the beginning of the fiscal year.
The Compensation and Talent Committee approves performance targets for annual cash incentives under the Cash Incentive Plan based on performance targets as set forth in our internal annual operating budget. Upon the completion of the fiscal year, the Compensation and Talent Committee determines the extent, if at all, to which financial performance has been achieved against the pre-established targets and the degree of achievement, based on our final audited financial statements for such fiscal year, and, based on the degree of achievement, recommends that the Board approve annual cash incentives to our executive officers at the corresponding levels. The Compensation and Talent Committee has the authority to make adjustments to the financial performance goals to omit, among other things, the effect of unbudgeted extraordinary items (including increased expenditures resulting from unanticipated strategic events or due to revenues in excess of budget), unusual or infrequently occurring events and transactions and cumulative effects of changes in accounting principles. This ensures that our executives will not be unduly influenced in their decision-making because they would neither benefit nor be penalized as a result of certain unexpected and uncontrollable or strategic events that may positively or negatively affect the performance metrics in the short-term.

Annual cash incentive targets and maximum cash incentive opportunities for each named executive officer that participates in the Cash Incentive Plan are fixed percentages of such named executive officer’s base salary. Under the Cash Incentive Plan, participants can earn a cash incentive based on the achievement of the performance goal at target, stretch or maximum. In Fiscal 2018, for our named executive officers, annual cash incentive targets ranged from 25% to 50% of base salary, and maximum cash incentive opportunities ranged from 50% to 100% of base salary.

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After our audited financial statements for the fiscal year are completed, the Compensation and Talent Committee determines the extent to which our pre-established performance targets have been achieved (reflecting any adjustments approved by the Compensation and Talent Committee in accordance with the terms of the Cash Incentive Plan) and, based upon the degree of such achievement, recommends that the Board approve an annual cash incentive for each of the named executive officers participating in the Cash Incentive Plan at the corresponding levels. Based upon such recommendation, the Board then approves the annual cash incentives for each of the named executive officers participating in the Cash Incentive Plan.
Fiscal 2018 Annual Cash Incentive Targets and Payout
Chief Creative Officer and Chief Executive Officer
In Fiscal 2018, Michael Kors and John D. Idol did not participate in the Cash Incentive Plan. Pursuant to the terms of their respective employment agreements as in effect during Fiscal 2018, they were each entitled to earn an annual cash incentive equal to 1% of EBITDA (as defined in their employment agreements), up to a maximum of $1.5 million for the first six months of the fiscal year and up to $6.5 million for the full fiscal year performance period, reduced by the part-year cash incentive, if any. In Fiscal 2018, we achieved EBITDA of approximately $1.1 billion. Accordingly, because EBITDA exceeded $650 million, each of Messrs. Kors and Idol earned their maximum annual cash incentive of $6.5 million for Fiscal 2018. See “Key Components of Fiscal 2018 Compensation—Fiscal 2018 Compensation Decisions—Fiscal 2018 Annual Cash Incentive.” On March 28, 2018, we amended and restated the employment agreements for both Michael Kors and John D. Idol to, among other things, remove the cash incentive formula referenced above and instead provide that Messrs. Kors and Idol each participate in the Cash Incentive Plan like our other named executive officers commencing in Fiscal 2019. For a further discussion of the terms of the amended and restated employment agreements for these executive officers, see “Executive Compensation—Employment Agreements with Our Named Executive Officers.”
Chief Financial Officer and Chief Operating Officer
Mr. Parsons and Mr. Edwards did not participate in the Cash Incentive Plan during Fiscal 2018. Mr. Parsons retired on August 1, 2017. In connection with Mr. Parsons’ continued services to the Company as he transitioned the roles of Chief Financial Officer and Chief Operating Officer to Mr. Edwards (who joined the Company on April 17, 2017 in anticipation of Mr. Parsons retirement), Mr. Parsons received a one-time special bonus of $180,000. In addition, pursuant to Mr. Edwards’ employment agreement entered into in connection with his commencement of employment with the Company, Mr. Edwards was entitled to his maximum cash incentive opportunity for Fiscal 2018 in the amount of $600,000.
Other Named Executive Officers
The corporate performance metric for the annual cash incentive under the Cash Incentive Plan for Fiscal 2018 (as determined by the Compensation and Talent Committee) was operating income. In Fiscal 2018, the performance goal for payment of awards at target, stretch and maximum was the attainment of operating income of at least $695.0 million, $717.0 million and $739.0 million, respectively. Actual operating income, as adjusted in accordance with the terms of the Cash Incentive Plan, was $888.0 million (representing 120% attainment of the performance goal).

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At the divisional level, each of our named executive officers that participated in the Cash Incentive Plan for Fiscal 2018 is part of a division that constitutes a cost center. For each of these overhead departments, a target budget is set at the beginning of the fiscal year in connection with the setting of our overall internal operating budget. Awards are paid to these executives at target if the target budget is met but not exceeded, at stretch if the division’s total spend for the fiscal year is at least 3% but less than 6% below target, and at maximum if the division’s total spend for the fiscal year is at least 6% below target. In May 2018, based on the levels at which the corporate performance target and applicable divisional performance targets were attained, the Compensation and Talent Committee determined that each of Pascale Meyran and Cathy Marie Robinson earned a cash incentive equal to 100% of their maximum cash incentive opportunity (reflecting the achievement of the corporate performance target and their respective divisional targets at the maximum level). See “Key Components of Fiscal 2018 Compensation—Fiscal 2018 Compensation Decisions—Fiscal 2018 Annual Cash Incentive.”
The table below sets forth the target, stretch and maximum annual cash incentive opportunity (in dollars and as a percentage of base salary), and the actual Fiscal 2018 cash incentive earned by each of our named executive officers pursuant to their employment agreements or otherwise or under the Cash Incentive Plan, as applicable:

Named Executive Officer	Target Cash Incentive (%)	Target Cash Incentive ($)	Stretch Cash Incentive(%)	Stretch Cash Incentive ($)	Maximum Cash Incentive (%)	Maximum Cash Incentive ($)	Actual Fiscal 2018 Cash Incentive ($)
Michael Kors(1)	—	—	—	—	—	6,500,000	6,500,000
John D. Idol(1)	—	—	—	—	—	6,500,000	6,500,000
Joseph B. Parsons(2)	—	—	—	—	—	—	180,000
Thomas J. Edwards, Jr.(3)	50	300,000	75	450,000	100	600,000	600,000
Pascale Meyran	25	125,000	37.5	187,500	50	250,000	250,000
Cathy Marie Robinson	25	125,000	37.5	187,500	50	250,000	250,000

 _______________________________________

(1)
Pursuant to the terms of their respective prior employment agreements, Messrs. Kors and Idol earned an annual cash incentive for Fiscal 2018 equal to 1% of EBITDA (as defined in the prior employment agreements) up to a maximum of $1.5 million for the first six months of the fiscal year and up to $6.5 million for the full fiscal year performance period, reduced by the part-year cash incentive, if any.

(2)
Mr. Parsons retired from the Company on August 1, 2017 and was not eligible to participate in the Cash Incentive Plan for Fiscal 2018. Mr. Parsons received a one-time special bonus in connection with his continued services to the Company as he transitioned the roles of Chief Financial Officer and Chief Operating Officer to Mr. Edwards in anticipation of his retirement.

(3)
Pursuant to the terms of Mr. Edwards’ employment agreement entered into in connection with his commencement of employment with the Company, Mr. Edwards was entitled to his maximum cash incentive opportunity for Fiscal 2018.

Long-Term Incentive-Based Compensation
We believe that long-term incentive awards are an important component of our executive compensation program. Equity compensation aligns the interests of our executives with the interests of our shareholders, rewards our executives to the extent our share price increases, balances our short-term cash components of compensation, fosters a long-term commitment to us and aids in the retention of senior management in an industry in which the market for talent is highly competitive. The Compensation and Talent Committee adopted the Incentive Plan, which was approved by our shareholders at the 2015 annual meeting, pursuant to which we are permitted to grant awards of non-qualified share options, incentive (qualified) share options, share appreciation rights, restricted shares, restricted share units, other share-based awards, performance compensation awards (including cash incentive awards), other cash-based awards or any combination of the foregoing. Awards granted under the Incentive Plan are subject to the terms and conditions established by the Compensation

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and Talent Committee in the applicable award agreement and need not be the same for each participant.
Long-term incentive grants typically occur annually as one of the major elements of compensation of our management team. Equity awards are “at risk” and subject to ongoing vesting conditions. For Michael Kors and John D. Idol, the Compensation and Talent Committee determines the appropriate equity value of a long-term incentive grant to these individuals based on the level of achievement of pre-determined financial goals and strategic objectives for the immediately prior fiscal year. For the other named executive officers, the Compensation and Talent Committee considers the performance and contributions and expected future contributions of these executive officers as well as an analysis (in consultation with the Compensation and Talent Committee’s independent compensation consultant Willis Towers Watson) of the long-term equity incentives and pay mix awarded to comparable senior executives at our selected competitors. See “Key Components of Fiscal 2018 Compensation—Fiscal 2018 Compensation Decisions—Fiscal 2018 Long-Term Incentive Compensation.”
Except as otherwise set forth in the table below, in Fiscal 2018, the long-term incentive awards to our named executive officers were comprised 20% of share options, 40% of performance-based restricted share units and 40% of restricted share units and were as follows:

Named Executive Officer	Share Options(#)	Restricted Share Units(#)	Performance- Based Restricted Share Units(1)(#)	Target LTI Value($)(2)
Michael Kors	—	—	—	—
John D. Idol	—	—	—	—
Joseph B. Parsons(3)	—	34,602	—	2,000,000
Thomas J. Edwards, Jr.(4)	—	81,699	—	3,000,000
Pascale Meyran	25,818	17,301	17,301	1,500,000
Cathy Marie Robinson	25,818	17,301	17,301	1,500,000
_________________________________________

(1)
See discussion of performance-based restricted share units under “—Equity Awards—Performance-Based Restricted Share Units” below. The PRSUs will cliff vest after three years in June 2020 subject to achievement of pre-established cumulative performance goals for the performance period (April 2, 2017 to March 30, 2019), subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible. Each PRSU represents a contingent right to receive one ordinary share of the Company. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement. The number of units in this column assumes performance-based restricted share units vest at target.

(2)
Reflects estimated target long-term incentive value. See “Executive Compensation—Summary Compensation Table” for the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions).

(3)
Reflects restricted share units that were granted to Mr. Parsons in exchange for his continued services to the Company as he transitioned the roles of Chief Financial Officer and Chief Operating Officer to Mr. Edwards in anticipation of his retirement. Mr. Parsons retired on August 1, 2017. Because Mr. Parsons was retirement eligible within the meaning of the Incentive Plan, these restricted share units continue to vest in equal installments over four years on the anniversary of the date of grant.

(4)
Pursuant to the terms of Mr. Edwards’ employment agreement entered into in connection with his commencement of employment with the Company, Mr. Edwards received restricted share units. These restricted share units vest in equal installments over four years on the anniversary of the date of grant.

Share Options
All share options granted under the Incentive Plan expire seven years from the date of grant. Unless otherwise provided in an award agreement, any share option granted under the Incentive Plan becomes vested and exercisable with respect to 25% of the ordinary shares subject to the option on each of the first four anniversaries of the date that the option is granted, so long as the participant continues to be employed by or provides services to us on the relevant vesting date, unless, for all

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grants on or after June 2015, the employee is retirement eligible within the meaning of the Incentive Plan.
Restricted Shares and Restricted Share Units
Unless otherwise provided in an award agreement, 25% of each restricted share or restricted share unit granted under the Incentive Plan to our executive officers and other eligible employees vests on each of the first four anniversaries of the date that the restricted share or restricted share unit was granted so long as the participant continues to be employed by or provides services to us on the relevant vesting date, unless, with respect to grants of restricted share units, the employee is retirement eligible within the meaning of the Incentive Plan. Restricted share units awarded to our non-employee directors vest on the earlier of the one year anniversary of the date of grant or our annual shareholder meeting that occurs in the calendar year following the date of grant (unless the director elects to defer settlement to a later date). The vesting of certain restricted share units granted to Michael Kors and John D. Idol are subject to satisfaction of a minimum performance target that requires that the Company’s EBITDA (as defined in the prior employment agreements) equal at least $250.0 million for the Company’s most recently completed fiscal year ending immediately prior to the first vesting date. See “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control—Treatment of Long-Term Incentives Upon Termination or Change in Control” and “Executive Compensation—Employment Agreements With Our Named Executive Officers.”
Performance-Based Restricted Share Units
Consistent with our pay for performance compensation strategy, a portion of the annual long-term incentive awards to our named executive officers are comprised of PRSUs. The PRSUs will cliff vest after three years only upon achievement of pre-established cumulative performance goals, subject to the executive’s continued employment through the end of the applicable three-year period, unless the executive is retirement eligible. The number of ordinary shares earned with respect to such PRSUs will range from 0-150% of the shares originally subject to the award, depending on the level of actual achievement.
Employee Benefits and Executive Perquisites
We provide our named executive officers with other compensation and benefits that we believe are reasonable, competitive and consistent with our overall executive compensation philosophy and objectives. Our named executive officers generally participate in the same benefit plans that eligible full-time employees in the United States participate in such as medical, dental and vision plans, life insurance, short and long-term disability coverage and matching contributions to a 401(k) plan, and are eligible for paid vacation and a merchandise discount on our products.
We also provide certain limited additional perquisites to Michael Kors and John D. Idol pursuant to the terms of their respective employment agreements. The costs of these benefits constitute only a small percentage of each of Messrs. Kors’ and Idol’s total compensation. We believe that these benefits generally allow Messrs. Kors and Idol to work more efficiently and facilitate the performance of their duties. We paid premiums of about $30,584 in Fiscal 2018 on the approximately $1,500,000 life insurance policy currently in place on the life of Mr. Kors and owned by Mr. Kors. In addition, we pay $50,000 in premiums annually (including in Fiscal 2018) for the $5,000,000 whole life insurance policy presently maintained by Mr. Idol. We also provide the use of an automobile and a driver to each of Messrs. Kors and Idol and permit each of them to use the corporate aircraft for personal purposes in

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accordance with their respective aircraft time sharing agreements. These payments are not grossed up for taxes.
See “All Other Compensation” in the Summary Compensation Table and related footnotes for a discussion of all perquisites and other personal benefits provided to our named executive officers in Fiscal 2018.
Severance Protection and Change of Control Benefits
We have employment agreements with each of our named executive officers which specify the terms of employment including certain compensation levels and certain severance benefits. These employment agreements were designed to attract and retain the services of these particular executives and to assure us of each such executive’s continued employment. We believe the severance benefits provided, which are the result of negotiations between the parties, are commercially reasonable and typical of the rights afforded to similarly situated executives in other companies of similar size operating in the retail accessories and apparel industry.
In addition, all of the long-term incentive awards granted to our named executive officers pursuant to our Incentive Plan will be subject to accelerated vesting upon certain terminations of employment occurring within 24 months following a change in control. No named executive officer has any right to receive a tax gross up for any “golden parachute” excise tax imposed under the U.S. Internal Revenue Code (the “Code”).
For a description of the severance protection contained in the named executive officers’ employment agreements and the estimated amounts payable to our named executive officers in the event of termination or a change in control, including details regarding the effect of termination and change in control on outstanding equity awards, see “Executive Compensation—Potential Payments Upon Termination of Employment or Change in Control—Treatment of Long-Term Incentives Upon Termination or Change in Control.”
Other Compensation Program Features
Clawback Policy and Recovery of Equity-Based and Cash Awards
Our equity-based awards provide that all vested equity-based awards will be forfeited by our Incentive Plan participants automatically upon a breach by them of any of the post-employment covenants such as any non-competition, employee or customer non-solicitation or non-disclosure obligations to which they are subject. The Incentive Plan participant would be required to forfeit or repay any compensation previously received on exercise or settlement of the award in connection with any such breach. We view this recovery of awards feature as a necessary element of our equity-based program as it deters competitive activities that would likely cause significant harm to our business. If the Incentive Plan participant receives an amount in excess of what should have been received under the terms of the award due to material noncompliance by the Company with any financial reporting requirement under U.S. securities laws, any mistake in calculations or other administrative error, then the award will be canceled and the individual must promptly repay any excess value to the Company.

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In addition, we have a clawback policy which applies to annual cash incentive compensation earned by certain covered employees (including our named executive officers). Under our cash incentive clawback policy, we may recover all or part of any annual cash incentive compensation awarded or paid to these employees in the event that we determine that our financial results must be restated to correct an accounting error due to material noncompliance with any financial reporting requirements under U.S. securities laws within three years from the first issuance of such financial results. The employment agreements entered into between us and each of Messrs. Kors and Idol also provide for a clawback of all or part of any annual cash incentive compensation paid or awarded to either of them in the event of a restatement due to material non-compliance with financial reporting requirements. See “Executive Compensation—Employment Agreements with Our Named Executive Officers” below.
Certain Tax Matters
Our Compensation and Talent Committee’s general policy was that compensation should qualify as tax deductible to the Company for federal income tax purposes whenever possible, to the extent consistent with our overall compensation goals. Section 162(m) of the Code generally limited to $1 million per year the amount a publicly held corporation could deduct as a business expense in respect of compensation paid to a company’s chief executive officer and the three other most highly compensated executive officers, other than the chief financial officer. The limit was subject to certain exceptions, including an exclusion of qualified performance-based compensation. Compensation paid or received under our incentive plans (other than solely time-based restricted share units) has been generally intended to satisfy the requirements for deductibility.
The U.S. Tax Cuts and Jobs Act of 2017 (the “Jobs Act”) was enacted on December 22, 2017. This legislation made certain changes to Section 162(m) of the Code, effective for tax years beginning after December 31, 2017. These changes include, in part, subjecting the compensation of a company’s chief financial officer to the $1 million per year deduction limit and eliminating the exclusion for qualified performance-based compensation (subject to transition relief for certain performance-based compensation paid pursuant to a written agreement that was in effect on November 2, 2017). We have not made any material changes to our compensation program in response to the Jobs Act.
We believe it is important that our Compensation and Talent Committee retains flexibility and authority to adjust compensation as needed to address particular circumstances, or unexpected, unusual or non-recurring events, or to attract and retain key executive talent, even if this results in the payment of non-deductible compensation. Accordingly, our Compensation and Talent Committee may recommend payments that are not fully deductible if, in its judgment, such payments are necessary to achieve our compensation objectives and are in the best interests of the Company and its shareholders.

Accounting Matters
Each element of the compensation paid to our executives is expensed in our financial statements as required by U.S. generally accepted accounting principles. The financial statement impact of various compensation awards is an important factor that the Compensation and Talent Committee considers in determining the amount, form and design of each pay component for our executives.

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Share Ownership Guidelines
We believe that it is important for key members of our senior management team to have a meaningful ownership stake in our Company in order to further align their financial interests with those of our shareholders and to encourage the creation of long-term growth for our Company. Our Compensation and Talent Committee adopted share ownership guidelines applicable to our named executive officers and certain other employees. The share ownership guidelines applicable to our named executive officers are as follows:

Position	Minimum Ownership Guidelines (Dollar Value of Shares)	Meets Guidelines
Chief Creative Officer	5x Base Salary	✓
Chief Executive Officer	5x Base Salary	✓
Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer	3x Base Salary	✗(1)
Senior Vice President, Corporate Strategy & Chief Operations Officer	2x Base Salary	✓
Senior Vice President, Chief Human Resources Officer	2x Base Salary	✓
_______________________
(1) Has until April 17, 2022 to meet the guidelines.
Newly appointed named executive officers have five years from their date of hire to accumulate the required share ownership level. We measure compliance with these share ownership guidelines annually based on share ownership as of the first day of the fiscal year using the average share price for the preceding fiscal year. Vested and unvested time-based restricted shares and restricted share units, exercisable options whose strike price is greater than the Company’s share price as of the measurement date together with other shares owned in private investment or savings plan accounts are counted for purposes of determining compliance with the guidelines. If an executive is not in compliance with the share ownership guidelines, he or she is expected to hold 50% of their after-tax shares as they vest until compliance is attained.
For a description of the share ownership guidelines applicable to our non-employee directors, see “Director Compensation—Director Share Ownership Guidelines.”

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COMPENSATION AND TALENT COMMITTEE RISK ASSESSMENT
Management periodically reviews with the Compensation and Talent Committee our compensation policies and practices and evaluates the degree to which the various design elements of our compensation program encourage excessive or inappropriate risk-taking, including by our named executive officers. We believe that the various elements of our compensation program discourage imprudent risk taking and are aligned with our strategy and objectives. As a result of its review and evaluation of our Fiscal 2018 compensation program, the Compensation and Talent Committee concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.
The factors evaluated by management and the Compensation and Talent Committee included:

•	the overall mix of pay between base salary, short-term incentives and long-term equity compensation;

•	the variety of performance metrics used in our performance-based incentive compensation plans;

•	the range of performance required to earn a payout under performance-based compensation and capped payouts under our incentive plans;

•	the timing of incentive payouts and the vesting schedules and vesting conditions under our equity incentive plans;

•	our incentive compensation clawback policy;

•	the balance between the use of share options, restricted shares and performance-based equity incentives;

•	share ownership guidelines for our outside directors and our executives;

•	our policy against buying Company shares on margin or engaging in any hedging transactions;

•	our rigorous management performance evaluation process with an emphasis on core competencies and leadership capabilities; and

•	our leadership and culture that values long-term value creation for our shareholders and strong financial performance.
COMPENSATION AND TALENT COMMITTEE REPORT
The Compensation and Talent Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on its reviews and discussion with management, the Compensation and Talent Committee recommended to the Board, and the Board approved, that the Compensation Discussion and Analysis be included in the proxy statement for the 2018 Annual Meeting of Shareholders and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2018.
COMPENSATION AND TALENT COMMITTEE

Jean Tomlin (Chair)
M. William Benedetto
Robin Freestone
Ann Korologos
Jane Thompson

46 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

EXECUTIVE COMPENSATION
Summary Compensation Table

The following table sets forth the compensation earned by, or awarded or paid to, each of our named executive officers for our last three completed fiscal years:

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Share Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Michael Kors	2018	1,000,000	—	—	—	6,500,000	105,642	7,605,642
Honorary Chairman and Chief Creative Officer	2017	1,000,000	—	799,975	199,996	6,500,000	150,197	8,650,168
	2016	1,000,000	—	5,999,974	1,488,984	6,500,000	136,291	15,125,249

John D. Idol	2018	1,000,000	—	—	—	6,500,000	107,476	7,607,476
Chairman & Chief Executive Officer	2017	1,000,000	—	799,975	199,996	6,500,000	90,324	8,590,295
	2016	1,000,000	—	5,999,974	1,488,984	6,500,000	80,703	15,069,661

Joseph B. Parsons(4)	2018	213,846	180,000	1,199,997	—	—	7,950	1,601,793
Former Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer	2017	600,000		959,990	240,001	420,000	7,950	2,227,941
	2016	600,000	—	1,440,036	357,357	420,000	7,800	2,825,193

Thomas J. Edwards, Jr.(5)	2018	575,000	600,000	2,999,987	—	—	54,843	4,229,830
Executive Vice President, Chief Financial Officer, Chief Operating Officer & Treasurer	2017	—	—	—	—	—	—	—
	2016	—	—	—	—	—	—	—

Pascale Meyran	2018	500,000	—	1,199,997	300,005	250,000	11,574	2,261,576
Senior Vice President, Chief Human Resources Officer	2017	500,000	—	400,038	100,005	175,000	12,950	1,187,993
	2016	500,000	250,000(6)	560,020	138,971	—	444,964	1,893,955

Cathy Marie Robinson	2018	500,000	—	1,199,997	300,005	250,000	7,950	2,257,952
Senior Vice President, Corporate Strategy & Chief Operations Officer	2017	491,667	—	400,038	100,005	175,000	7,950	1,174,660
	2016	450,000	—	1,980,047	119,114	157,500	7,123	2,713,784

47 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

________________________________

(1)
The amounts reported in these columns reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted-average assumptions for Fiscal 2018 equity awards are set forth in Note 16 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2018. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value.

(2)
The amounts reported in this column for Messrs. Kors and Idol were earned pursuant to their respective prior employment agreements. The amounts reported in this column for the other named executive officers were earned under our Cash Incentive Plan for the applicable fiscal year. For a more detailed discussion of our cash incentive programs, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance Based Compensation—Annual Cash Incentives.”

(3)	For each of our named executive officers, “All Other Compensation” consists of the payments that are shown in the table below for the applicable fiscal year.

(4)
Mr. Parsons retired from the Company on August 1, 2017. The “bonus” and “share awards” columns reflect a one-time special bonus and grant of restricted shares in connection with Mr. Parsons’ continued services to the Company as he transitioned the roles of Chief Financial Officer and Chief Operating Officer to Mr. Edwards in anticipation of his retirement.

(5)
Mr. Edwards joined the Company on April 17, 2017. Pursuant to the terms of Mr. Edwards’ employment agreement entered into in connection with his commencement of employment with the Company, Mr. Edwards was entitled to his maximum cash incentive opportunity for Fiscal 2018.

(6)
Pursuant to the terms of Ms. Meyran’s employment agreement entered into in connection with her commencement of employment with the Company, Ms. Meyran was entitled to her maximum cash incentive opportunity for fiscal 2016.

All Other Compensation

Perquisite	Mr. Kors ($)	Mr. Idol ($)	Mr. Parsons ($)	Mr. Edwards ($)	Ms. Meyran ($)	Ms. Robinson ($)
Transportation Benefit(1)
2018	65,997	20,486	—	—	—	—
2017	113,469	17,370	—	—	—	—
2016	103,602	11,814	—	—	—	—
401(k) Company Match
2018	7,950	7,950	7,950	—	7,950	7,950
2017	7,643	7,643	7,950	—	7,950	7,950
2016	7,800	7,800	7,800	—	1,875	4,988
Company Paid Life Insurance Premiums
2018	30,584	50,000	—	—	—	—
2017	27,975	50,000	—	—	—	—
2016	24,340	50,000	—	—	—	—
Other
2018	1,110(2)	29,040(3)	—	54,843(4)	3,624(5)	—
2017	1,110(2)	15,310(3)	—	—	5,000(5)	—
2016	549(2)	11,089(6)	—	—	443,089(7)	2,135(8)
 _________________________________

(1)	Represents the value of an automobile and driver provided on behalf of the Company to the named executive officer.

(2)	Represents amounts paid in connection with the provision of security services. For Fiscal 2017 and Fiscal 2018 such amounts also include telephone services.

(3)	Represents imputed income for personal use of the Company aircraft and foreign tax credits.

(4)	Represents moving expenses in connection with executive’s relocation to the New York City metropolitan area.

(5)	Represents clothing allowance.

(6)	Represents imputed income for personal use of the Company aircraft and the payment of U.K. withholding tax in connection with the Company’s decision to become a U.K. tax resident in fiscal 2015.

(7)	Represents payments in connection with executive’s relocation to the New York City metropolitan area ($439,729) and a clothing allowance ($3,360).

(8)	Represents payment for moving expenses in connection with executive’s previously disclosed decision to withdraw her resignation.

48 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Fiscal 2018 Grants of Plan-Based Awards
The following table sets forth information on potential payment opportunities in respect of Fiscal 2018 performance under our annual cash incentive programs and equity awards granted during Fiscal 2018 under our Incentive Plan:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type of Award	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Share and Option Awards ($)(2)
Michael Kors	Share Options	—	—	—	—	—	—	—	—	—	—	—
	RSUs	—	—	—	—	—	—	—	—	—	—	—
	Performance RSUs(3)	—	—	—	—	—	—	—	—	—	—	—
	Annual Cash Incentive Plan(4)	—	—	—	6,500,000	—	—	—	—	—	—	—
John D. Idol	Share Options	—	—	—	—	—	—	—	—	—	—	—
	RSUs	—	—	—	—	—	—	—	—	—	—	—
	Performance RSUs(3)	—	—	—	—	—	—	—	—	—	—	—
	Annual Cash Incentive Plan(4)	—	—	—	6,500,000	—	—	—	—	—	—	—
Joseph B. Parsons	Share Options	—	—	—	—	—	—	—	—	—	—	—
	RSUs	6/15/17	—	—	—	—	—	—	34,602(8)	—	—	1,199,997
	Performace RSUs(3)	—	—	—	—	—	—	—	—	—	—	—
	Annual Cash Incentive Plan(5)	—	—	—	—	—	—	—	—	—	—	—
Thomas J. Edwards, Jr.	Share Options	—	—	—	—	—	—	—	—	—	—	—
	RSUs	5/1/17	—	—	—	—	—	—	81,699	—	—	2,999,987
	Performance RSUs(3)	—	—	—	—	—	—	—	—	—	—	—
	Annual Cash Incentive Plan(6)	—	300,000	450,000	600,000	—	—	—	—	—	—	—
Pascale Meyran	Share Options	6/15/17	—	—	—	—	—	—	—	25,818	34.68	300,005
	RSUs	6/15/17	—	—	—	—	—	—	17,301	—	—	599,999
	Performance RSUs(3)	6/15/17	—	—	—	8,651	17,301	25,952	—	—	—	599,999
	Annual Cash Incentive Plan(7)	—	125,000	187,500	250,000	—	—	—	—	—	—	—
Cathy Marie Robinson	Share Options	6/15/17	—	—	—	—	—	—	—	25,818	34.68	300,005
	RSUs	6/15/17	—	—	—	—	—	—	17,301	—	—	599,999
	Performance RSUs(3)	6/15/17	—	—	—	8,651	17,301	25,952	—	—	—	599,999
	Annual Cash Incentive Plan(7)	—	125,000	187,500	250,000	—	—	—	—	—	—	—

 _________________________________

(1)
The share-based awards reflected in these columns will vest in 25% installments on the four anniversary dates following the grant date, subject to continued employment unless the executive officer is retirement eligible.

49 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

(2)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted-average assumptions for Fiscal 2018 equity awards are set forth in Note 16 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2018. The value of the PRSUs included in the amount reported in this column is based on achieving target performance goals and represents 100% of the grant date fair value.

(3)
The PRSUs will cliff vest after three years in June 2020 subject to achievement of pre-established cumulative performance goals for the performance period (April 2, 2017 to March 30, 2019), subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible. Each PRSU represents a contingent right to receive one ordinary share of the Company. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement.

(4)
Pursuant to their prior employment agreements which were in effect during Fiscal 2018, Messrs. Kors and Idol were each entitled to an annual cash incentive equal to 1% of EBITDA (as defined in their employment agreements as then in effect) for Fiscal 2018 with a maximum cash incentive opportunity of $6.5 million.

(5)
Mr. Parsons retired on August 1, 2017 and did not participate in the Cash Incentive Plan during Fiscal 2018. In connection with Mr. Parsons’ continued services to the Company as he transitioned the roles of Chief Financial Officer and Chief Operating Officer to Mr. Edwards, Mr. Parsons received a one-time special bonus of $180,000.

(6)
Pursuant to Mr. Edwards’ employment agreement entered into in connection with his commencement of employment with the Company, Mr. Edwards was entitled to his maximum cash incentive opportunity for Fiscal 2018 in the amount of $600,000.

(7)
Reflects potential cash incentive amounts for Fiscal 2018 under the Cash Incentive Plan if performance metrics were attained at varying levels. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Performance-Based Compensation—Annual Cash Incentives” for more information regarding cash incentive awards. Amounts actually earned for Fiscal 2018 are set forth in the Summary Compensation Table above.

(8)
Because Mr. Parsons was retirement eligible within the meaning of the Incentive Plan, these restricted share units continue to vest in equal installments over four years on the anniversary of the date of grant.

Employment Agreements with Our Named Executive Officers
Michael Kors
On March 28, 2018, we entered into a third amended and restated employment agreement with Mr. Michael Kors primarily to amend the performance goals and structure of the annual cash incentive to ensure that the annual cash incentive is variable, at-risk and tied to the achievement of specific, measurable and sufficiently challenging short-term performance goals. The material terms of his agreement are set forth below, and such terms are qualified in their entirety by the terms of the underlying employment agreement. Because the agreement is a restatement of a prior agreement, many provisions described below are continuations of terms from the prior agreement and have been previously disclosed.
Pursuant to his employment agreement, Mr. Kors’ title remains unchanged. He is our Honorary Chairman and Chief Creative Officer, and we must continue to use best efforts to cause him to be appointed or elected to the Board of Directors. The term of Mr. Kors’ employment agreement also remains unchanged. His employment with us terminates upon his death, permanent disability or for “Cause” (as defined in his employment agreement and unchanged from the prior agreement).
Mr. Kors is entitled to receive an annual salary of at least $1.350 million (increased from $1.0 million under the prior agreement). In addition, commencing with Fiscal 2019, Mr. Kors is eligible to receive a cash incentive in accordance with, and subject to the terms and conditions of, our then existing executive cash incentive program which is a component of the Incentive Plan. The annual cash incentive payment will be equal to a percentage of Mr. Kors’ then-current base salary (with incentive levels set at not less than 100% threshold – 200% target – 400% maximum). The annual cash incentive payment will be based upon the achievement of performance goals established by the Compensation and Talent Committee over a performance period also established by the the Compensation and Talent Committee. Except in limited circumstances, Mr. Kors must be employed by us on the date that the annual cash incentive is actually paid, which will be the same date that annual cash incentives are paid to our other senior executives that participate in the Incentive Plan. As set forth in the prior agreement, if the Compensation and Talent Committee determines that Mr. Kors was overpaid as a result of certain restatements of the reported financial or operating results of the Company due to material non-compliance

50 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

with financial reporting requirements, then it may reduce the amount of the cash incentive, or require the executive to re-pay the overpaid portion of the cash incentive, as long as the determination as to the fact that a cash incentive has been overpaid is made before the end of the third fiscal year following the year for which the cash incentive performance criteria were inaccurate, but extended until any restatement is complete.
Mr. Kors is eligible for six weeks of paid vacation per year (and unchanged from the prior agreement). He continues to be entitled to participate in all our employee benefit plans on the same terms as under the prior agreement. If any benefit plan is not available to Mr. Kors due to his nationality or residence, we must use best efforts to provide a substantially equivalent benefit through another source, at our expense. We continue to pay the premiums on the whole life insurance policy and term life insurance policy (currently valued at approximately $1,500,000) in place on the life of Mr. Kors. We also continue to provide Mr. Kors with an automobile and driver for transportation for business purposes as provided for in his employment agreement (and unchanged from the prior agreement).
John D. Idol
On March 28, 2018, we entered into a third amended and restated employment agreement with Mr. John D. Idol primarily to extend the term of his employment agreement for an additional three years and to amend the performance goals and structure of the annual cash incentive to ensure that the annual cash incentive is variable, at-risk and tied to the achievement of specific, measurable and sufficiently challenging short-term performance goals. The material terms of his agreement are set forth below, and such terms are qualified in their entirety by the terms of the underlying employment agreement. Because the agreement is a restatement of a prior agreement, many provisions described below are continuations of terms from the prior agreement and have been previously disclosed.
Pursuant to his employment agreement, Mr. Idol’s title remains unchanged. He continues to serve as our Chairman and Chief Executive Officer, reporting to the Board of Directors. We must continue to use best efforts to cause Mr. Idol to be appointed or elected to the position of Chairman of the Board. As in the prior agreement, upon his termination from employment for any reason, Mr. Idol will immediately resign from the Board and from other officer and director positions with the Company and its subsidiaries.
The term of Mr. Idol’s employment agreement has been extended through March 31, 2021 and will thereafter be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal.
Mr. Idol is entitled to receive an annual salary of at least $1.350 million (increased from $1.0 million under the prior agreement). In addition, commencing with Fiscal 2019, Mr.  Idol is eligible to receive a cash incentive in accordance with, and subject to the terms and conditions of, our then existing executive cash incentive program which is a component of the Incentive Plan. The annual cash incentive payment will be equal to a percentage of Mr. Idol’s then-current base salary (with incentive levels set at not less than 100% threshold – 200% target – 400% maximum). The annual cash incentive payment will be based upon the achievement of performance goals established by the Compensation and Talent Committee over a performance period also established by the Compensation and Talent Committee. Except in limited circumstances, Mr. Idol must be employed by us on the date that the annual cash incentive is actually paid, which will be the same date that annual cash incentives are paid to our other senior executives that participate in the Incentive Plan. As set forth in the prior agreement, if the Compensation and Talent Committee determines that Mr. Idol was overpaid as a result of certain restatements of the reported financial or operating results of the Company due to material non-compliance with financial reporting requirements, then it may reduce the amount of the cash incentive, or require

51 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

the executive to re-pay the overpaid portion of the cash incentive, as long as the determination as to the fact that a cash incentive has been overpaid is made before the end of the third fiscal year following the year for which the cash incentive performance criteria were inaccurate, but extended until any restatement is complete.
Mr. Idol continues to be entitled to participate in all our employee benefit plans and programs generally available to senior officers (and unchanged from the prior agreement). We continue to pay the premiums, up to a maximum of $50,000 per annum, for Mr. Idol’s approximately $5.0 million whole life insurance and $500,000 term life insurance policy. We also continue to provide Mr. Idol with an automobile and driver for transportation to and from our offices and for business purposes as provided for in his employment agreement.
Joseph B. Parsons
Pursuant to the amended and restated employment agreement between the Company and Mr. Joseph B. Parsons, our former Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer, dated May 23, 2013, the term of Mr. Parsons’ employment agreement extended through March 31, 2015 and automatically renewed for additional one-year terms, unless either party gave advance written notice of non-renewal. Mr. Parsons’ annual base salary was $600,000. Mr. Parsons was also eligible to receive an annual cash incentive in accordance with the terms of our Cash Incentive Plan (with incentive levels set at 50% target – 75% stretch – 100% maximum). Mr. Parsons was also able to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans. Mr. Parsons retired on August 1, 2017. Accordingly, his employment agreement terminated as of that date.
Thomas J. Edwards, Jr.
Pursuant to the employment agreement between the Company and Mr. Thomas J. Edwards, Jr., our Executive Vice President, Chief Financial Officer, Chief Operating Officer and Treasurer, Mr. Edwards’ employment with the Company commenced on April 17, 2017, and the terms of his employment agreement extend through June 30, 2021 and will be automatically renewed for additional one-year terms unless either party gives written notice of non-renewal. Pursuant to the terms of the employment agreement, Mr. Edwards receives a base salary of $600,000 per year. Mr. Edwards is also eligible to receive a cash incentive based on a percentage of his base salary (with the incentive levels set at 50% target – 75% stretch – 100% maximum). Notwithstanding the foregoing, Mr. Edwards was contractually entitled to receive a cash incentive for Fiscal 2018 in the amount of $600,000. In connection with Mr. Edwards’ relocation to the New York City metropolitan area, Mr. Edwards was entitled to reimbursement of his reasonable relocation expenses. Mr. Edwards is also able to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans. Mr. Edwards was entitled to a grant of restricted share units with a fair market value equal to approximately $3,000,000 and a four year time-based vesting schedule in connection with his commencement of employment with the Company.
Pascale Meyran
Pursuant to the employment agreement between the Company and Ms. Pascale Meyran, our Senior Vice President, Chief Human Resources Officer, Ms. Meyran’s employment with the Company commenced on September 15, 2014 and the terms of her employment agreement extend through June 30, 2018 and will be automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Ms. Meyran receives an annual base salary of $500,000.

52 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Ms. Meyran is eligible to receive an annual cash incentive in accordance with the terms of our Cash Incentive Plan (with incentive levels set at 25% target – 37.5% stretch – 50% maximum). Ms. Meyran is entitled to a $5,000 clothing allowance each fiscal year as well as an additional clothing allowance of up to $20,000 that may be used at any time during the term of her employment agreement. Ms. Meyran is also able to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.
Cathy Marie Robinson
Pursuant to the employment agreement between the Company and Ms. Cathy Marie Robinson, our Senior Vice President, Corporate Strategy and Chief Operations Officer, Ms. Robinson’s employment with the Company commenced on May 12, 2014 and the terms of her employment agreement extended through June 30, 2017 and are automatically renewed for additional one-year terms, unless either party gives advance written notice of non-renewal. Ms. Robinson receives an annual base salary of $500,000. Ms. Robinson is eligible to receive an annual cash incentive in accordance with the terms of our Cash Incentive Plan (with incentive levels set at 25% target – 37.5% stretch – 50% maximum). Ms. Robinson is also able to participate in our other benefit plans and programs, including, without limitation, health and 401(k) plans and equity-based compensation plans.

53 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth unexercised and unvested share options and other share-based awards that were outstanding as of the end of Fiscal 2018 for each named executive officer:

	Option Awards				Share Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price(1) ($)	Option Expiration Date	Number of Shares or Units That Have Not Yet Vested (#)	Market Value of Shares or Units of Shares That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Michael Kors	387,597	—	20.00	12/14/2018	—	—	—	—
	84,219	—	62.24	6/3/2020	—	—	—	—
	66,987	22,329	94.45	6/2/2021	—	—	—	—
	53,802	53,802	47.10	6/15/2022	—	—	—	—
	3,626	10,877	49.88	6/15/2023	—	—	—	—
	—	—	—	—	44,808(4)	2,781,681	—	—
	—	—	—	—	32,484(5)	2,016,607	8,019	497,820
John D. Idol	491,426	—	2.6316	2/18/2020	—	—	—	—
	456,000	—	5.00	3/25/2021	—	—	—	—
	87,097	—	20.00	12/14/2018	—	—	—	—
	84,219	—	62.24	6/3/2020	—	—	—	—
	66,987	22,329	94.45	6/2/2021	—	—	—	—
	53,802	53,802	47.10	6/15/2022	—	—	—	—
	3,626	10,877	49.88	6/15/2023	—	—	—	—
	—	—	—	—	44,808(4)	2,781,681	—	—
	—	—	—	—	32,484(5)	2,016,607	8,019	497,820
Joseph B. Parsons	12,913	12,912	47.10	6/15/2022	—	—	—	—
	4,351	13,053	49.88	6/15/2023	—	—	—	—
	—	—	—	—	49,462(4)	3,070,601
	—	—	—	—	6,064(5)	376,453	9,623	597,396
Thomas J. Edwards, Jr.	—	—	—	—	81,699(4)	5,071,874	—	—
Pascale Meyran	17,729	5,909	71.66	10/1/2021	—	—	—	—
	—	5,021	47.10	6/15/2022	—	—	—	—
	—	5,439	49.88	6/15/2023	—	—	—	—
	—	25,818	34.68	6/15/2024	—	—	—	—
	—	—	—	—	25,111(4)	1,558,891	—	—
	—	—	—	—	3,032(5)	188,227	21,311	1,322,987
Cathy Marie Robinson	4,304	4,304	47.10	6/15/2022	—	—	—	—
	1,813	5,439	49.88	6/15/2023	—	—	—	—
	—	25,818	34.68	6/15/2024	—	—	—	—
	—	—	—	—	40,099(4)	2,489,346	—	—
	—	—	—	—	2,599(5)	161,346	21,311	1,322,987

54 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

  _____________________________

(1)
The share options with an exercise price of $2.6316, $5.00 and $20.00 per share were granted on February 18, 2010, March 25, 2011 and December 14, 2011, respectively, and are immediately exercisable. The share options with an exercise price of (i) $62.24 per share were granted on June 3, 2013; (ii) $94.45 per share were granted on June 2, 2014; (iii) $47.10 per share were granted on June 15, 2015; (iv) $49.88 per share were granted on June 15, 2016 and (v) $34.68 per share were granted on June 15, 2017. These share options vest 25% each year over four years on each of the first four anniversaries of the date of grant.

(2)
The aggregate market or payout value of unvested or unearned shares is based on $62.08, which is the closing price of the Company’s ordinary shares on the NYSE on March 29, 2018 (the last business day of Fiscal 2018).

(3)
The PRSUs will cliff vest after three years in June 2020 subject to achievement of pre-established cumulative performance goals for the performance period (April 2, 2017 to March 30, 2019), subject to the named executive officer’s continued employment with the Company through the vesting date, unless the executive officer is retirement eligible. Each PRSU represents a contingent right to receive one ordinary share of the Company. The value of the ordinary shares earned with respect to such PRSUs will range from 0-150% of the value of the shares originally subject to the award, depending on actual achievement. The number of unearned PRSUs reported in this column is based on achieving target performance goals, which represents 100% of the shares originally subject to the award.

(4)	These restricted shares or units vest 25% each year over four years on each of the first four anniversaries of the date of grant.

(5)
Reflects PRSUs granted on June 15, 2015 and represents a contingent right to receive one ordinary share of the Company upon achievement of the pre-established cumulative net income goal for the three-year period beginning on the first day of fiscal 2015 and ending on March 31, 2018 (the last day of Fiscal 2018). As of the last day of Fiscal 2018, the performance goal was achieved at 80.5% of the target performance goal, the named executive officer was entitled to 51.0% of the shares originally subject to the award, and the only remaining conditions to vesting were completion of the Company's audited financials for Fiscal 2018, certification of such results by the Compensation and Talent Committee, and the named executive officer's continued employment unless such named executive officer is retirement eligible. Subsequent to the fiscal year end, the Compensation and Talent Committee certified that the performance goal was achieved at the level specified above and such shares vested as of June 15, 2018.

Option Exercises and Shares Vested During Fiscal 2018

	Option Awards		Share Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael Kors	—	—	53,870	1,821,774
John D. Idol	300,500	12,786,504	53,870	1,821,774
Joseph B. Parsons	295,829	10,803,152	15,359	521,410
Thomas J. Edwards, Jr.	—	—	—	—
Pascale Meyran	6,835	85,200	9,740	353,649
Cathy Marie Robinson	—	—	27,744	1,034,696
Potential Payments Upon Termination of Employment or Change in Control
The following summaries and tables describe and quantify the potential payments and benefits that would be payable to our named executive officers in connection with termination of employment and/or change in control. In determining amounts payable, we have assumed in all cases that the termination of employment and/or change in control occurred on March 31, 2018. The amounts that would actually be paid to our executive officers upon a termination of employment will depend on the circumstances and timing of termination or change in control. Mr. Parsons has been omitted from the discussion below because he retired on August 1, 2017 and was not employed by us on the last day of the fiscal year.
Severance Benefits
Michael Kors
Mr. Kors’ employment agreement terminates upon his death, permanent disability or for “Cause” (as defined in his employment agreement). We cannot terminate Mr. Kors other than for Cause, and therefore, a termination of Mr. Kors’ employment by us will not result in any severance. However, if Mr. Kors dies or becomes permanently disabled, or terminates his employment under circumstances where we breached the employment agreement, he or his estate (as applicable) is entitled to a pro rata portion of his annual cash incentive that would have been payable to him in respect of the fiscal year or half year

55 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

during which the termination, death or permanent disability occurred. Assuming a termination due to death or disability on March 31, 2018, or termination due to our breach of the employment agreement, Mr. Kors would have received his maximum cash incentive opportunity ($6,500,000) for Fiscal 2018. He would also be entitled to a benefit under his whole life insurance policy and term life insurance policy (valued at approximately $1,500,000) upon a termination due to death.
If Mr. Kors terminates his employment without our consent (and other than due to death or permanent disability or due to a breach by us of his employment agreement), for the remainder of his lifetime he will be an independent and exclusive design consultant for the Company for an annual fee of $1.0 million and will not compete with the Company.
As described in more detail below, notwithstanding the fact that we do not have a right to terminate Mr. Kors’ employment pursuant to his employment agreement other than for Cause, the share options, and other share-based awards granted to Mr. Kors pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in Incentive Plan) that occurs within 24 months following a “change in control,” and assuming such termination were to have occurred on March 31, 2018, the value of the accelerated vesting of his unvested share-based awards would have been $6,234,760.
“Cause” is defined in his employment agreement as Mr. Kors’:

•	material breach of any material provision of his employment agreement that is not cured within 30 days of receiving notice of such breach;

•	conviction for fraud or criminal conduct adversely affecting the Company; or

•	commission of any willful, reckless or grossly negligent act which has a material adverse effect on the Company or its products, trademarks or goodwill or reputation.
Pursuant to his employment agreement, we will indemnify Mr. Kors and hold him harmless to the maximum extent permitted by applicable law, against liabilities, costs, and expenses incurred in connection with any action, suit, claim or proceeding to which he may be made a party by reason of his being an officer, director or employee of the Company or any of its affiliates, but not for any acts taken in bad faith or in breach of his duty of loyalty to the Company under applicable law. Such rights may not be less favorable than any indemnification and hold harmless rights provided by us to any senior officer. These provisions survive the termination of his employment agreement.

Under his employment agreement, Mr. Kors retains creative and aesthetic control over the products produced and sold under the MICHAEL KORS trademarks and related marks, including exclusive control of the design of such products (so long as the exercise of such control is commercially reasonable). All intellectual property created by or at Mr. Kors’ direction in the course of his employment is the exclusive property of the Company. Mr. Kors remains obligated to maintain the confidentiality of our proprietary information.
We have agreed not to enter into any new line of business without Mr. Kors’ consent, if he reasonably determines that such line of business is detrimental to our trademarks. Mr. Kors may not render services to any other persons or compete with the Company’s business (except for charitable activities not inconsistent with the intent of his employment agreement and literary, theatrical and artistic activities not detrimental to our trademarks).

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John D. Idol
Mr. Idol’s employment agreement will terminate upon Mr. Idol’s death or “Total Disability” (as defined in his employment agreement). Mr. Idol may terminate his employment without “Good Reason” (as defined in his employment agreement) upon six months’ advance notice or with Good Reason, subject to certain notice and cure rights. We may terminate Mr. Idol’s employment for Cause (as defined in his employment agreement) upon 10 days’ advance written notice, subject to Mr. Idol having certain rights to meet with the Board, and a majority of the Board approving his dismissal.
If Mr. Idol’s employment is terminated by us without Cause or by him for Good Reason, he will be entitled to receive a pro rata portion of his annual cash incentive (as described under “—Employment Agreements with Our Named Executive Officers—John D. Idol”) that would have been payable in respect of the fiscal year, or part fiscal year, as of the date of termination plus severance equal to two times the sum of his then-current base salary and the annual cash incentive paid or payable to him with respect to the Company’s last full fiscal year, payable in a single lump sum within 30 days following termination as well as payment of any accrued benefits including earned but unpaid base salary, cash incentives and reimbursement of any reimbursable expenses incurred prior to the termination date. If Mr. Idol dies or has a Total Disability, in addition to the accrued benefits referenced above, Mr. Idol is entitled to a pro rata portion of his cash incentive that would have been payable to Mr. Idol in respect of such fiscal year as of the date of death or Total Disability. He would also be entitled to a benefit under his whole life insurance policy (currently valued at approximately $5.0 million) and his term life insurance policy (currently valued at approximately $500,000) upon termination due to death. In the event Mr. Idol is terminated for Cause, he is not entitled to receive any compensation or benefits other than for accrued benefits.

“Good Reason” is defined in Mr. Idol’s employment agreement as:

•	the assignment of duties or responsibilities that are inconsistent in any material respect with the scope of the duties or responsibilities of his title or position;

•	the Company’s failure to perform substantially any material term of the employment agreement and such failure, if curable, is not cured within 60 days after the Company receives notice of the breach;

•	Mr. Idol’s office is relocated more than 50 miles from his then-current office;

•	the employment agreement is not assumed by any successor-entity to the Company following a change in control (as defined in the Incentive Plan);

•	Mr. Idol’s duties or responsibilities are significantly reduced (and such reduction is not initiated or recommended by Mr. Idol);

•	Mr. Idol is involuntarily removed from the Board (other than in connection with a termination for Cause, voluntary termination without Good Reason, death or Total Disability); or

•
subject to the terms of the employment agreement, the Board is managing the day-to-day operations of the Company and, after receipt of written notice from Mr. Idol and sufficient time to cease such involvement, the Board continues to do so.

“Cause” is defined in Mr. Idol’s employment agreement as Mr. Idol’s:

•	gross negligence, willful misconduct or dishonesty in performing his duties;

•	conviction of a felony (other than a felony involving a traffic violation);

•	commission of a felony involving fraud or other business crime against the Company or any of its subsidiaries; or

•	breach of the no-hire, confidentiality or non-compete covenants contained in his employment agreement if such breach, if curable, is not cured within 30 days after written notice of such breach.

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Mr. Idol has also agreed that during the term of his employment agreement he will not engage in or carry on any “Competitive Business” (as defined below); provided, that he may own 10% or less in a Competitive Business as a passive investor so long as he does not manage or exercise influence or control over such business. For purposes of Mr. Idol’s employment agreement, “Competitive Business” means a business which directly competes in any material respects with the Company or its parents, subsidiaries or affiliates.
Pursuant to his employment agreement, to the extent permitted by law and our by-laws or other governing documents, we will indemnify Mr. Idol with respect to any claims made against him as an officer, director or employee of the Company or any subsidiary, except for acts taken in bad faith or in breach of his duty of loyalty to the Company. During the term of his employment agreement and for as long thereafter as is practicable, we agreed that Mr. Idol will be covered under a directors and officers liability insurance policy with coverage limits in amounts no less than that which we maintained as of the date of his employment agreement.
Mr. Idol has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company and Mr. Idol remains obligated to maintain the confidentiality of our proprietary information. For two years after termination of his employment, Mr. Idol has agreed not to hire any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Thomas J. Edwards, Jr.
Mr. Edwards’ employment agreement continues until it is terminated in accordance with its terms.
If Mr. Edwards’ employment is terminated by us without “Cause” (as defined in his employment agreement) or by Mr. Edwards for “Good Reason” (as defined in his employment agreement), he will be entitled to receive severance pay equal to one year of his then-current base salary, payable in equal installments over such one-year period consistent with our payroll practice and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that he receives from other employment during the severance period and his execution of a release of claims.
“Good Reason” is defined in Mr. Edwards’ employment agreement as a significant reduction of his duties or responsibilities relating to the position of Chief Financial Officer, except with respect to any Company action initiated or recommended by him and approved by the Board, or a material breach by the Company of its obligations under the employment agreement, in each case, that it has failed to cure (as determined by the Company acting in good faith) within thirty (30) days following notice.
“Cause” is defined in Mr. Edwards’ employment agreement as Mr. Edwards’:

•	material breach of his obligations under his employment agreement that is not cured within 30 days following notice of such breach;

•	insubordination or refusal to perform his duties under his employment agreement for at least five days following notice from the Company;

•
gross negligence, willful misconduct or dishonesty in performing his duties or with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or his conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

58 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs his ability to perform his duties under his employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Ms. Edwards is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Mr. Edwards has also agreed not to hire, for a two-year period following the termination of his employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Pascale Meyran
Ms. Meyran’s employment agreement continues until it is terminated in accordance with its terms.
If Ms. Meyran’s employment is terminated by us without “Cause” (as defined in her employment agreement) or by Ms. Meyran for “Good Reason” (as defined in her employment agreement), she will be entitled to receive severance pay equal to one year of her then-current base salary, payable in equal installments over such one-year period consistent with our payroll practice and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that she receives from other employment during the severance period and her execution of a release of claims.
“Good Reason” is defined in Ms. Meyran’s employment agreement as a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach.
“Cause” is defined in Ms. Meyran’s employment agreement as Ms. Meyran’s:

•	material breach of her obligations under her employment agreement that is not cured within 30 days following notice of such breach;

•	insubordination or refusal to perform her duties under her employment agreement for at least five days following notice from the Company;

•	misconduct with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or her conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs her ability to perform her duties under her employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Ms. Meyran is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. Meyran has also agreed not to compete with us for one year after the termination of her employment and has agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.

59 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Cathy Marie Robinson
Ms. Robinson’s employment agreement continues until it is terminated in accordance with its terms.
If Ms. Robinson’s employment is terminated by us without “Cause” (as defined in her employment agreement) or by Ms. Robinson for “Good Reason” (as defined in her employment agreement), she will be entitled to receive severance pay equal to one year of her then current base salary, payable in equal installments over such one year period consistent with our payroll practice and continuation of medical, dental and insurance benefits, subject to offset for any compensation and benefits that she receives from other employment during the severance period and her execution of a release of claims.
“Good Reason” is defined in Ms. Robinson’s employment agreement as a material breach by the Company of its obligations under the employment agreement that is not cured within 30 days following notice of such breach.
“Cause” is defined in Ms. Robinson’s employment agreement as Ms. Robinson’s:

•	material breach of her obligations under her employment agreement that is not cured within 30 days following notice of such breach;

•	insubordination or refusal to perform her duties under her employment agreement for at least five days following notice from the Company;

•	misconduct with respect to the Company or any of its affiliates or licensees, or any of their respective businesses, assets or employees;

•
commission of a fraud or theft against the Company or any of its affiliates or licensees or her conviction for the commission of, or aiding or abetting, a felony or of a fraud or a crime involving moral turpitude or a business crime; or

•
possession or use of illegal drugs or prohibited substances, the excessive drinking of alcoholic beverages on a recurring basis which impairs her ability to perform her duties under her employment agreement, or the appearance during hours of employment on a recurring basis of being under the influence of such drugs, substances or alcohol.

Ms. Robinson is obligated to maintain the confidentiality of our proprietary information and has agreed that all rights to our intellectual property are and will remain the sole and exclusive property of the Company. Ms. Robinson has also agreed not to compete with us for one year after the termination of her employment and has agreed not to hire, for a two-year period following the termination of her employment, any person who was employed or retained by the Company or any of its affiliates within the one-year period immediately preceding such employment or retention.
Change in Control Benefits
We do not provide our named executive officers with any single-trigger change in control payments or benefits unless, in the event of a change in control, the successor corporation does not assume the awards issued under the Incentive Plan or the obligations under the applicable employment agreement. If a change in control were to have occurred on March 31, 2018, and none of our named executive officers were terminated, there would have been no payments due to our named executive officers under any of our plans or their respective employment agreements. Each named executive officer’s share options and other share-based awards granted pursuant to the Incentive Plan will become 100% vested in connection with any termination by us without “cause” or by the executive for “good reason” (each as defined in the Incentive Plan) that occurs within 24 months following a “change in control.” A “change in control” is generally defined in the Incentive Plan and/or the executive’s employment agreement as:

60 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

•	during any 24-month period, the individuals serving on the Board cease to comprise a majority of the Board;

•	the acquisition by a third party of securities representing 30% or more of the voting power of the Company;

•
the consummation of a merger, consolidation or similar corporate transaction that requires approval of the Company’s shareholders, unless: (i) more than 50% of the voting power is retained by the holders of the voting securities immediately prior to the transaction, (ii) no person acquires securities of the Company representing more than 30% of the total voting power of the Company, and (iii) at least a majority of the directors on the Board were the same as those serving immediately prior to the transaction; or

•	the shareholders of the Company approve a complete liquidation of the Company or sale of substantially all of the assets of the Company.
No named executive officer has any right to receive a “gross up” for any excise tax imposed by Section 4999 of the U.S. Internal Revenue Code, or any other U.S. federal, state or local income tax.

Treatment of Long-Term Incentives Upon Termination or Change in Control
In general, unless stated otherwise in an employment agreement, the share options and other share-based awards granted to our named executive officers under the Incentive Plan would have been treated as follows in the event of termination or change in control in Fiscal 2018:

Reason for Termination	Impact on Equity Awards
Voluntary by Executive (No Grounds for Company to Terminate for Cause)	Unvested share options, restricted shares/units and PRSUs are forfeited Vested share options are exercisable for 30 days following termination

By Company without Cause	Unvested share options, restricted shares/units and PRSUs are forfeited Vested share options are exercisable for 90 days following termination

By Company for Cause	Vested but unexercised options and unvested options are forfeited and unvested restricted shares/units and PRSUs are forfeited

Death or Disability
For awards granted prior to June 2015, unvested share options, restricted shares/units and PRSUs are forfeited; for awards granted on or after June 2015, all unvested share options and restricted share units will vest in full and unvested PRSUs will vest at target

Vested share options are exercisable by executive or beneficiary (as applicable) for one year following death or disability (or, if earlier, the expiration date set forth in the applicable award agreement)

Termination on (or within 24 months of) Change in Control by Company without Cause or by Executive with Good Reason
Vesting of unvested share options will be accelerated and remain fully exercisable for a two-year period (or, if earlier, the expiration date set forth in the applicable award agreement)

Unvested restricted shares/units will fully vest and all restrictions, limitations and conditions will lapse

Unvested PRSUs will be earned and payable based on achievement of performance goals or based on target performance and all restrictions, limitations and conditions will lapse

Change in Control without Termination	There is no single-trigger accelerated vesting of any awards issued to date, except for single trigger vesting of awards if the successor corporation does not assume awards

61 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

In addition, beginning with grants to our named executive officers in June 2015, if a named executive officer retires from the Company at the age of at least 60 years old and having completed at least 10 years of service, such executive will continue to vest in all outstanding equity awards on the vesting schedule set forth in the applicable award agreement, including with respect to PRSUs, which vest at the end of the performance period on a pro rata basis based on the number of completed months worked during the performance period. Share options remain exercisable for four years following retirement (or, if earlier, the expiration date set forth in the applicable award agreement).
Potential Payments Upon Termination of Employment and Change in Control Table
The Potential Payments Upon Termination of Employment and Change in Control Table sets forth the estimated payments and benefits that would be due to each of the named executive officers in the event of a termination of employment or change in control of the Company as of March 31, 2018 (the last day of Fiscal 2018). These estimates are merely illustrative of the impact of hypothetical events, based on the terms of arrangements then in effect. The amounts to be payable upon an actual termination of employment can only be determined at the time of such event, based on the facts and circumstances then prevailing.
Mr. Kors has been omitted from this table because Mr. Kors may not be terminated by us other than for “Cause” (as defined in his employment agreement) and any termination by us will not result in any severance benefits payable to him. Please see the discussion above under “—Severance Benefits—Michael Kors” and under “—Treatment of Long-Term Incentives Upon Termination or Change in Control” for the estimated amounts that would be payable to him in certain termination scenarios.
Mr. Parsons has also been omitted from the table below because he retired on August 1, 2017 and was not employed by us on the last day of the fiscal year.
Regardless of the reason for a named executive officer’s termination of employment, he or she may be entitled to receive certain other amounts or accrued benefits, including unused vacation pay, any vested balance in his or her 401(k) plan and the ability to convert individual life insurance.

62 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Name	Benefit	By the Company Without Cause/By the Executive for Good Reason($)	Termination By the Company Without Cause/By the Executive for Good Reason on or within 24 months following a Change in Control($)
John D. Idol	Cash Severance(1)	15,000,000	15,000,000
	Plan Benefits	—	—
	Share Options(2)	—	938,653
	Restricted Shares/Units(3)	—	5,296,097
	Total	15,000,000	21,243,760
Thomas J. Edwards, Jr.	Cash Severance(4)	600,000	600,000
	Plan Benefits(5)	7,917	7,917
	Share Options(2)	—	—
	Restricted Shares/Units(3)	—	5,071,874
	Total	607,917	5,679,791
Pascale Meyran	Cash Severance(4)	500,000	500,000
	Plan Benefits(5)	13,609	13,609
	Share Options(2)	—	848,984
	Restricted Shares/Units(3)	—	3,070,104
	Total	513,609	4,432,697
Cathy Marie Robinson	Cash Severance(4)	500,000	500,000
	Plan Benefits(5)	13,609	13,609
	Share Options(2)	—	838,243
	Restricted Shares/Units(3)	—	3,973,679
	Total	513,609	5,325,531
______________________________

(1)
Reflects severance pay equal to two times the sum of his then-current base salary and the annual cash incentive paid or payable to him with respect to the Company’s last full fiscal year (Fiscal 2017), payable in a single lump sum within 30 days following the date of termination. Because termination is assumed to have occurred on the last day of Fiscal 2018, the amounts presented in this row assume all accrued obligations under Mr. Idol’s employment agreement and any part-year or annual cash incentive for Fiscal 2018 have been paid.

(2)
Represents the market value as of the last day of Fiscal 2018 of unvested share options that will become fully vested and exercisable upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Incentive Plan.

(3)
Represents the value of unvested restricted shares or restricted share units and unearned PRSUs that will become fully vested or earned upon a termination by the Company without “cause” or by the named executive officer for “good reason” within 24 months following a change in control, pursuant to the terms of the Incentive Plan. The payout for unearned PRSUs reflected in this row is based on achieving target performance goals and represents the market value as of the last trading day of Fiscal 2018.

(4)	Reflects severance pay equal to one year current base salary payable in equal installments over a one-year period consistent with our payroll practice.

(5)	Reflects the cost of continuation of medical and insurance benefits for one year.

CEO PAY RATIO
We are a global luxury fashion group operating in three principal geographic markets: the Americas (including North America, Latin America and the Caribbean), Europe and Asia. We employed approximately 14,846 employees as of the end of Fiscal 2018, consisting of approximately 8,166 full-time employees and approximately 6,680 part-time employees. Approximately 12,197 of our employees are engaged in retail selling or administrative positions. Presented below is the ratio of the annual total compensation paid to John D. Idol, our Chief Executive Officer, in Fiscal 2018 to the annual total compensation of our median employee, excluding Mr. Idol's compensation. This ratio is a reasonable estimate calculated in compliance of Item 402(u) of Regulation S-K.
Methodology
The methodology and the material assumptions, adjustments and estimates that we used to identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of the “median employee,” were as follows:

•	We selected February 1, 2018 as the date on which to determine our median employee.

63 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

•
We relied on the de minimis exemption provided for under the pay ratio disclosure rules which permit us to exclude non-U.S. employees constituting less than 5% of the total employee population from the median employee calculation.

◦
We excluded 295 employees (representing less than 2.5% of our total employee population, excluding the CEO) from eight countries as follows: 10 employees in Lithuania, 7 employees in Latvia, 13 employees in Romania, 76 employees in Poland, 19 employees in Czech Republic, 93 employees in Taiwan, 23 employees in Panama, 6 employees in Aruba, 4 employees in St. Maarten, 5 employees in Barbados, 5 employees in Costa Rica, 10 employees in Chile and 24 employees in Hungary.

•	We excluded Jimmy Choo employees in accordance with the pay ratio disclosure rules.

•
We analyzed the actual total earnings compiled from our payroll records for the one year period ending December 31, 2017 to determine the median employee. Actual earnings included base pay, overtime compensation, bonuses and other incentive pay (including commissions, fringe benefits and 401(k) match).

◦	We annualized the compensation of the employees who were hired during the applicable period, but who did not work for the Company during the entire 12 months.

◦	We did not make any cost-of-living adjustments to adjust for employees living outside of New York City.

◦	For employees in foreign jurisdictions, we converted amounts paid in local currencies to U.S. dollars using the exchange rate as of February 1, 2018.
Calculation

•	We determined that our median employee was a part-time, hourly retail sales associate located in the United States.

•	The estimated annual total compensation for our median employee was $23,128.

•	Fiscal 2018 annual total compensation for our Chief Executive Officer as set forth in the Summary Compensation Table was $7,607,476.

•	The estimated ratio of our Chief Executive Officer’s annual total compensation to our median employee’s total compensation for Fiscal 2018 was 329 to 1.
DIRECTOR COMPENSATION
Director Compensation Generally
Non-employee directors receive annual cash compensation comprised of an annual retainer and fees for each meeting attended, including a travel fee for intercontinental travel to our Board of Directors' meetings in the United Kingdom. For Fiscal 2018, annual cash compensation for our non-employee directors was as follows:

64 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

Annual Retainer	$70,000
Additional Retainers
Lead Director	$40,000
Audit Committee Chair	$30,000
Compensation and Talent Committee Chair	$25,000
Governance and Nominating Committee Chair	$25,000
Meeting Attendance
Board of Directors Meeting	$1,500 per meeting
Committee Meeting	$500 per meeting
Travel Fee	$3,000 per trip
Directors who are employees receive no additional compensation for their services as directors. A portion of each of Michael Kors’ and John D. Idol’s annual base salary, equal to one-fourth of the amount of the annual retainer and meeting fees paid to the Company’s independent directors, is payable to each of them by the Company on a quarterly basis at the same time such retainer and meeting payments are paid to the independent directors of the Company. This is not additional compensation for either of them and is merely an allocation of salary from the U.S. entity that employs them to the Company for their services as a director of the Company.
In addition to the annual cash fees set forth in the table above, each non-employee director is entitled to receive an annual grant of restricted share units under our Incentive Plan with a fair value at the time of grant equal to approximately $150,000, which generally cliff vests on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant. Non-employee directors may defer settlement of the restricted share units beyond the vesting date in accordance with Section 409A of the Code. Our annual equity grants to non-employee directors are made on the date of the annual meeting of shareholders. Any non-employee director appointed to our Board subsequent to the date of the annual meeting of shareholders is granted, on the date of such appointment, a pro rata portion of the annual equity grant based on the time between the director’s date of appointment and the next annual meeting of shareholders.
Our directors are permitted to use the Company aircraft to travel to and from Board and committee meetings, and we reimburse our non-employee directors for reasonable travel and other related expenses in connection with such meetings. Non-employee directors (like all of our eligible full-time employees) are also provided with a merchandise discount on our products.

Director Compensation Table
The following table sets forth the amount of compensation earned by each of our non-employee directors for service on our Board during Fiscal 2018:

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)(2)	Total ($)
M. William Benedetto	143,885	149,992	293,877
Robin Freestone	102,115	149,992	252,107
Judy Gibbons	81,500	149,992	231,492
Ann Korologos	112,500	149,992	262,492
Stephen F. Reitman	90,500	149,992	240,492
Jane Thompson	81,500	149,992	231,492
Jean Tomlin	104,500	149,992	254,492

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  _____________________________________

(1)
The amounts reported in this column reflect the aggregate grant date fair value computed in accordance with Accounting Standards Codification topic 718, “Stock Compensation,” as issued by the Financial Accounting Standards Board (disregarding any forfeiture assumptions). These values have been determined based on the fair market value on the date of grant for each award. The weighted-average assumptions for Fiscal 2018 equity awards are set forth in Note 16 (Share-Based Compensation) to our audited financial statements included in our Annual Report on Form 10-K for Fiscal 2018.

(2)
These restricted share units generally vest on the earlier of the one year anniversary of the date of grant or the Company’s annual shareholder meeting that occurs in the calendar year following the date of grant, but settlement may be deferred in accordance with Section 409A of the Code.

Director Share Ownership Guidelines
We have share ownership guidelines for our non-employee directors, which provide that each non-employee director must attain ownership of an amount of shares equal to at least five times the annual cash retainer for directors within five years from the date such non-employee director is appointed to the Board.
Independent Director Share Ownership at Fiscal Year End
As of the end of Fiscal 2018, each non-employee director held ordinary shares and/or restricted share units in accordance with our share ownership guidelines as follows:

Name	Ordinary Shares	Meets Guidelines
M. William Benedetto	18,777	✓
Robin Freestone	5,444	✗(1)
Judy Gibbons	20,348	✓
Ann Korologos	14,869	✓
Stephen F. Reitman	14,289	✓
Jane Thompson	10,475	✓
Jean Tomlin	11,471	✓
_______________________

(1)	Has until November 4, 2021 to meet guidelines.

66 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

PROPOSAL NO. 3
NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION
In compliance with Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, we are submitting to our shareholders for approval a non-binding resolution to ratify named executive officer compensation, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. This proposal gives our shareholders the opportunity to vote to approve, on a non-binding advisory basis, our executive pay program and policies through the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the Compensation Discussion and Analysis, executive compensation tables and accompanying narrative disclosures contained in the proxy statement for the 2018 Annual Meeting of Shareholders.”
Vote Required and Board Recommendation
Approval of the above resolution requires the affirmative vote of a simple majority of the votes of the ordinary shares entitled to vote that are present at the Annual Meeting and are voted, as well as the presence of a quorum representing a majority of all of our outstanding ordinary shares, either in person or by proxy. The vote is advisory and non-binding in nature, but our Compensation and Talent Committee and our Board will take into account the outcome of the vote when considering future executive compensation arrangements, to the extent they can determine the cause or causes of any significant negative voting results. On August 1, 2013, the shareholders voted for a non-binding advisory vote on executive compensation to be held annually. Therefore, the Company’s shareholders will again be presented with a proposal to vote, on a non-binding advisory basis, on the Company’s executive compensation at the Company’s 2019 Annual Meeting of Shareholders.
Our Board of Directors unanimously recommends a vote “FOR” approval of the advisory resolution on executive compensation.

PROPOSAL NO. 4
RENEWABLE ENERGY RESOLUTION
We have been advised that the New York State Common Retirement Fund (the “Fund”), 59 Maiden Lane, 30th Floor, New York, New York 10038, which has indicated it is a beneficial owner of at least $2,000 in market value of our ordinary shares, intends to submit the proposal below at the Annual Meeting. If the proposal is not properly presented by or on behalf of the proponent at the Annual Meeting, it will not be voted on.
Shareholder Proposal
RESOLVED: Shareholders request that the Company produce a report assessing the climate benefits and feasibility of adopting enterprise-wide, quantitative, time-bound targets for increasing the Company's energy efficiency and sourcing and/or production of renewable energy. The report should be produced at a reasonable cost, in a reasonable timeframe, and omitting proprietary and confidential information. This proposal does not prescribe matters of operational or financial management.

67 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

SUPPORTING STATEMENT:
To limit the average global temperature to increase well below 2 degrees Celcius, a goal shared by nearly every nation, the Intergovernmental Panel on Climate Change estimates that the United States needs to reduce annual greenhouse gas (GHG) emissions approximately 80 percent. Achieving this goal is important to long-term shareholder value, but it will require businesses to pursue aggressive clean energy management strategies, both by using energy more efficiently and by shifting to renewable energy, thus reducing emissions of greenhouse gases and harmful pollutants.
According to the International Energy Agency, improved energy efficiency could provide 49 percent and renewables 17 percent of the energy-related GHG reductions needed to stabilize global temperatures at safe levels. By replacing 25 percent of conventional energy consumption with renewables and energy efficiency, the U.S. retail sector could reduce GHG emissions equivalent to removing nearly 9 million cars from the road for a year.
In addition to climate-related benefits, energy efficiency and renewable energy can make business sense that enhances shareholder value. CDP (formerly the Climate Disclosure Project) reports that efficiency investments of hundreds of global companies paid for themselves from reduced energy bills in just 4.2 years on average. Renewable energy costs in some markets are already below the average 2017 retail price of electricity of 10.55 centers per kWh reported by the U.S. Energy Information Agency, and these prices are falling fast; by 2020, the average cost of wind power will be 5 cents per kWh and solar will be 6 cents per kWh according to the International Renewable Energy Agency.
Michael Kors lags behind its peers in pursuing aggressive clean energy targets. Burberry, H&M, Nike, VF Corporation, Walmart, and Yooks Net-a-Porter have all committed to 100% renewable energy. In 2017, H&M pledged to double its energy efficiency by 2030. It even committed to enroll 100% of its suppliers in an energy efficiency program. And in its latest sustainability report, Ralph Lauren disclosed that it procured wind power representing 10 percent of its domestic electricity use and implemented energy efficiency measures in stores, offices and distribution centers that included upgrades of lighting, heating, and cooling systems.
By contrast, Michael Kors website discloses no information on a strategy to procure renewable energy or to improve energy efficiency. That could be a mistake particularly if the Company wishes to remain competitive with millennial shoppers, who are “more likely to spend their hard earned money on those products...when brands incorporate sustainability and corporate social responsibility into their DNA,” according to the fashion-related website Refinery29.
Board of Directors Statement in Opposition to Shareholder Proposal
The Board of Directors recommends a vote against this Proposal No. 4.
The Board has given careful consideration to this proposal and has concluded that the adoption of this resolution is not necessary or in the best interests of the Company or its shareholders for the reasons set forth below.
We are committed to being a socially conscious corporate citizen. We embrace a fundamental concern for environmental protection and conduct our operations consistent with both locally and internationally recognized environmental practices, and as set forth in our Code of Conduct for Business Partners, we expect our business partners to do the same. We continue to evolve our understanding of being a good environmental steward and regularly evaluate sustainability programs within our business, which has resulted in our implementation of a number of initiatives to conserve and reduce our energy consumption, waste production and overall impact on our planet. We have previously publicly disclosed, either in a press release or within SEC disclosure, our commitment to increasing energy efficiency and our use of renewable energy. Specifically, we have taken the following actions:

68 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

•
State-of-the-art environmentally friendly European distribution center with solar panel renewable energy — Michael Kors operates a 1,108,680 square foot state-of-the-art distribution center in Venlo, Netherlands to service the Michael Kors brand’s European and Middle Eastern retail, wholesale and e-commerce needs. Our Venlo distribution center is a green building with a host of environmentally friendly features, including LED interior lighting. In October 2016, the Venlo distribution center received a rating of "Excellent" from BREEAM, the world’s leading sustainability assessment method for buildings. BREEAM uses licensed, independent assessors to evaluate a range of sustainability categories, including energy and water use, health and well-being, and management processes.

In addition, we are in the process of installing a solar panel roof at our Venlo facility, which is expected to be completed by the end of our second quarter of Fiscal 2019. These solar panels will generate approximately 6.77 million kWh of renewable energy (enough to supply 2,000 households with renewable energy for one year). It is expected that around 5.02 kWh of generated solar power will be delivered back to the power grid, and indirectly utilized (at least in part) by Michael Kors branded retail stores in the Netherlands. We anticipate that approximately 40% of our annual estimated power consumption at the Venlo distribution center will be powered by renewable energy as a result of these solar panels.

•
Commitment to energy efficient retail and distribution locations — As we build new Michael Kors branded retail stores or renovate and enhance existing retail locations, we have implemented energy efficient LED lighting. In addition, Michael Kors branded retail stores also feature environmentally friendly packing materials, such as recyclable shopping bags made from 40% post-consumer waste. We also use energy efficient lighting, conveyor systems that operate with energy efficient motors, and biodegradable voidfill packaging for e-commerce orders in an effort to reduce our carbon footprint at the Michael Kors distribution center in the Whittier, California.

•
Conservation of energy at our corporate facilities — We have recently renovated our New York corporate office. The renovations meet the New York City energy reduction codes, and include occupancy light sensors, automated shade controls and low flow water fixtures. We also use energy efficient LED lighting throughout the corporate office. In addition, the building where our New York corporate office is located was one of the first buildings in New York City to use a cogeneration system, which uses one fuel to generate both heat and electricity. The duel fuel boiler was also connected to the natural gas line in 2015 resulting in energy, carbon and cost-savings, and the use of a 6-cell 4,200 ton (14,800 kw) counterflow cooling tower serves to decrease fan energy. There are also sensors on the chillers, air handling units, hot water system and steam system, along with controls on the cogeneration unit and their downstream heating and cooling systems that, together with the new building management system, enable the equipment in our New York corporate office to operate as energy efficiently as possible. We also participate in recycling programs dedicated to conserving and preventing waste.

As the examples above illustrate, we are already committed to increasing energy efficiency and our use of renewable energy. We will continue to evaluate future opportunities to reduce our carbon footprint and implement such initiatives in the future as we deem appropriate. We have recently set up a Corporate Social Responsibility (CSR) Task Force. Our CSR Task Force is in the process of developing our long-term strategy for CSR, including assessing our current state of sustainability initiatives and identifying additional internal programs that may already be in existence, as well as assessing our top opportunities in the area of sustainability. We believe this exercise will help us to further understand the overall impact of our business on the climate and explore opportunities for

69 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

improvement, including with respect to the energy efficiency and the use of renewable energy. However, we believe that energy efficiency and the use of renewable energy is only one component of a CSR program. Given that we are already in the process of enhancing and formalizing our CSR program, of which the use of renewable energy is only one component, we believe that the report requested by this proposal is unnecessary and prevents management from taking a holistic approach to CSR.
Our Board of Directors unanimously recommends that shareholders vote “AGAINST” this proposal.
PROPOSALS OF SHAREHOLDERS FOR THE 2019 ANNUAL MEETING
We currently intend to hold our 2019 Annual Meeting of Shareholders in July 2019. Shareholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2019 Annual Meeting of Shareholders must submit the proposal to us at our principal executive offices, addressed to our Corporate Secretary, no later than February 19, 2019. Assuming that the 2019 Annual Meeting of Shareholders is held no more than 30 days before, and no more than 70 days after, the anniversary date of the 2018 Annual Meeting, shareholders who intend to present a proposal at the 2019 Annual Meeting of Shareholders without inclusion of such proposal in our proxy materials or who intend to nominate a director are required to provide us notice of such proposal or nomination no later than May 3, 2019 or earlier than April 3, 2019. In the event that the date of the 2019 Annual Meeting of Shareholders is more than 30 days before, or more than 70 days after, such anniversary date, notice of any such proposal or director nomination must be provided to us no later than the later of the 90th day prior to the date of the 2019 Annual Meeting of Shareholders or the 10th day following the first public announcement of the date of the meeting and no earlier than the close of business on the 120th day prior to the date of the 2019 Annual Meeting of Shareholders. Additionally, shareholders must comply with other applicable requirements contained in Regulations 69, 70 and 71 of our Memorandum. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements contained in our Memorandum and applicable laws.
OTHER MATTERS
Our Board of Directors has no knowledge of any other matters to be presented at the Annual Meeting other than those described herein. If any other business properly comes before the shareholders at the Annual Meeting, however, it is intended that the proxy holders will vote on such matters in accordance with their discretion.
ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended March 31, 2018, as filed with the SEC (including with exhibits if requested), will be sent to any shareholder, without charge, upon oral or written request addressed to the Corporate Secretary of the Company at the Company’s principal executive office or by electronically submitting the Information Request form located on the Investor Relations page of the Company’s website at www.michaelkors.com. You also may obtain our Annual Report on Form 10-K over the Internet at the SEC’s website, www.sec.gov, or on the Investor Relations page of our website.

70 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement and the other proxy materials provided herewith contain forward-looking statements. You should not place undue reliance on such statements because they are subject to numerous uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the Company’s control. Forward-looking statements include information concerning the Company’s possible or assumed future results of operations, including descriptions of its business strategy. These statements often include words such as “may,” “will,” “should,” “believe,” “expect,” “seek,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions. The forward-looking statements contained in this proxy statement and the other proxy materials provided herewith are based on assumptions that the Company has made in light of management’s experience in the industry as well as its perceptions of historical trends, current conditions, expected future developments and other factors that it believes are appropriate under the circumstances. You should understand that these statements are not guarantees of performance or results. They involve known and unknown risks, uncertainties and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect the Company’s actual financial results or results of operations and could cause actual results to differ materially from those in these forward-looking statements. These factors are more fully discussed in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2018 (File No. 001-35368), filed on May 30, 2018 with the SEC.
YOUR VOTE IS IMPORTANT. OUR BOARD OF DIRECTORS URGES YOU TO VOTE VIA INTERNET, TELEPHONE OR BY MARKING, DATING, SIGNING AND RETURNING A PROXY CARD.
By Order of the Board of Directors
John D. Idol
Chairman and Chief Executive Officer

London, United Kingdom
June 19, 2018

71 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

ANNEX A
GAAP TO NON-GAAP RECONCILIATION OF REPORTED TO ADJUSTED MEASURES
(dollars in millions, except per share data)

	Fiscal Year Ended March 31, 2018
	As Reported	Impairment Charges	Restructuring and Other Charges(1)	Inventory Step-up Adjustment	Acquisition Price Derivative Contract	As Adjusted
Total revenue	$4,718.6	$—	$—	$—	$—	$4,718.6
Total income from operations	$749.1	$32.7	$102.1	$4.1	$—	$888.0
Total operating margin	15.9%	0.7%	2.1%	0.1%	—%	18.8%
Net income attributable to MKHL	$591.9	$26.2	$83.4	$3.3	$(3.8)	$701.0
Weighted average diluted ordinary shares outstanding	155,102,885	—	—	—	—	155,102,885
Diluted net income per ordinary share attributable to MKHL	$3.82	$0.17	$0.54	$0.02	$(0.03)	$4.52
_________________________________
(1)    Includes store closure costs recorded in connection with the Michael Kors brand’s retail fleet optimization plan, as well as transaction and transition costs recorded in connection with the acquisition of Jimmy Choo.

	Fiscal Year Ended April 1, 2017
	As Reported	Impairment Charges	Transaction Costs Related to Greater China Acquisition	As Adjusted
Total revenue	$4,493.7	$—	$—	$4,493.7
Total income from operations	$689.9	$199.2	$11.3	$900.4
Total operating margin	15.4%	4.4%	0.2%	20.0%
Net income attributable to MKHL	$ 552.5	$ 148.3	$ 11.3	$ 712.1
Weighted average diluted ordinary shares outstanding	168,123,813	—	—	168,123,813
Diluted net income per ordinary share attributable to MKHL	$ 3.29	$ 0.88	$ 0.07	$ 4.24

72 | MICHAEL KORS HOLDINGS LIMITED	2018 Proxy Statement

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E49082-P09814 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

MICHAEL KORS HOLDINGS LIMITED

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. M. William Benedetto	☐	☐	☐
1b. Stephen F. Reitman	☐	☐	☐
1c. Jean Tomlin	☐	☐	☐

The Board of Directors recommends you vote AGAINST the following proposal:

	For	Against	Abstain
4. A shareholder proposal entitled "Renewable Energy Resolution" if properly presented at the Annual Meeting.	☐	☐	☐

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E49083-P09814

MICHAEL KORS HOLDINGS LIMITED
Annual Meeting of Shareholders
August 1, 2018 10:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) John D. Idol, Thomas J. Edwards, Jr. and Krista A. McDonough and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the Ordinary Shares of MICHAEL KORS HOLDINGS LIMITED that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, local time, on August 1, 2018, at Baker & McKenzie LLP, 100 New Bridge Street, London, United Kingdom 6JA EC4V, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side